Exhibit 10.29

LETTER OF CREDIT AND REIMBURSEMENT AGREEMENT

Dated as of October 26, 2000

Between

PALMAS COUNTRY CLUB, INC.

a Delaware corporation

and

PUERTO RICO TOURISM DEVELOPMENT FUND,
an instrumentality of the Commonwealth of Puerto Rico

_________________________

$30,000,000

PUERTO RICO INDUSTRIAL, TOURIST, EDUCATIONAL, MEDICAL

AND ENVIRONMENTAL CONTROL

FACILITIES FINANCING AUTHORITY

TOURISM REVENUE BONDS,

2000 SERIES A

(PALMAS DEL MAR COUNTRY CLUB PROJECT)

____________________________________________________________________________________

LETTER OF CREDIT AND REIMBURSEMENT AGREEMENT dated as of October 26, 2000, between PALMAS COUNTRY CLUB, INC. (the "Company"), a Delaware corporation, and the PUERTO RICO TOURISM DEVELOPMENT FUND, an instrumentality of the Commonwealth of Puerto Rico ("TDF").

WHEREAS, pursuant to the Loan Agreement dated as of the date hereof (the "Loan Agreement") between the Company and Puerto Rico Industrial, Tourist, Educational, Medical and Environmental Control Facilities Financing Authority, a body corporate -and politic constituting a public corporation and a governmental instrumentality established and existing under and by virtue of the laws of the Commonwealth of Puerto Rico (the "Issuer"), Issuer has resolved to issue and sell its Tourism Revenue Bonds, 2000 Series A (Palmas del Mar Country Club Project) (the "Bonds") and to apply the proceeds thereof to finance or refinance a portion of the cost of constructing and equipping the 18-hole championship "Flamboyan" golf course, a golf clubhouse, a beach club and other facilities, and the cost of refurbishing the 18-hole championship "Palm" golf course, all located or to be located in the Palmas del Mar resort in the municipality of Humacao, Puerto Rico; and

WHEREAS, PaineWebber Trust Company of Puerto Rico, a Puerto Rico corporation, has been designated to serve as trustee under Trust Agreement, dated as of the date hereof, between the Issuer and the Trustee (the "Trust Agreement") (together with any successor trustee designated pursuant to the Trust Agreement, the "Trustee"); and

WHEREAS, the Issuer, the Trustee and the Company requested TDF to issue and deliver its Letter of Credit (the "Letter of Credit") to provide security for the payment of the principal of, and interest accrued on, the Bonds; and

NOW, THEREFORE, in consideration. of the mutual promises contained herein and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.	DEFINITIONS. As used in this Agreement and unless otherwise expressly indicated, or unless the context clearly requires otherwise:

"Accountant" shall mean Arthur Andersen LLP or such other firm of independent certified public accountants as is reasonably satisfactory to TDF.

"Affliate" shall mean, with respect to any Person, another Person that directly or indirectly controls, is controlled by, or is under common control with, such Person. For purposes of this definition, control means the power to direct the management and policies of a Person, whether through the ownership of voting securities or partnership interests, through the right to designate or elect members of its board of directors or other governing board or body, by contract, or otherwise.

"Appraisal" shall mean the appraisal dated April 11, 2000, prepared by Robert McCloskey & Associates at the Company's sole cost and expense setting forth a fair market value of the Property.

"Architects" shall collectively mean Fiedler & Frias, as architects of the beach club and the golf clubhouse forming part of the Project, Rees Jones, Inc., as architects of the "Flamboyan" golf course, and Dennis Griffith, as architect for the refurbishing of the "Palm" golf course, or any successors engaged by the Company with the prior written consent of TDF.

"Architects' Agreements" shall mean those certain agreements between. the Company and any of the Architects relating to the design of the Improvements and providing for architectural services in connection with the Construction of the Improvements.

"Assignment of Contracts" shall mean an assignment from the Company to TDF and Issuer, which shall be in form and substance substantially similar to that set forth in Exhibit 1.1 hereof, pursuant to which the Company collaterally assigns to TDF and Issuer its rights in and to all contracts, licenses, permits and certain other documents entered into or obtained by the Company in connection with the Project.

"Assignment of Depository Accounts" shall mean a pledge and assignment from the Company to TDF and Issuer, which shall be in form and substance substantially similar to that set forth in Exhibit 1.2 hereof, pursuant to which the Company collaterally assigns to TDF and Issuer its rights in and to all depository accounts maintained by the Company at any financial institution.

"Assignment of Rents" shall mean an assignment from the Company to TDF and Issuer, which shall be in form and substance substantially similar to that set forth in Exhibit 1.3 hereof, pursuant to which the Company collaterally assigns to TDF and Issuer its rights in and to all rents, issues and profits derived from any leases entered into for space at the Project.

"Authorized Company Representative" shall mean the chief financial officer or other authorized officer of the Company.

"Bond Proceeds" shall mean the aggregate proceeds obtained from the initial sale and issuance of the Bonds.

"Bond Purchase Agreement" shall mean the Bond Purchase Agreement, dated as of October 12, 2000, among PaineWebber Incorporated of Puerto Rico, the Company and the Issuer.

"Bonds" shall have the meaning set forth in the WHEREAS clauses hereof.

"Budget" shall mean the budget for the Project, a copy of which is attached as Exhibit 1.4, as amended, modified or supplemented from time to time.

"Business Day" shall mean any day other than a Saturday, Sunday or other day on which banks in San Juan, Puerto Rico or New York City, New York, are closed to the public.

"Code" shall mean the United States Internal Revenue Code of 1986, as amended from time to time.

"Change of Control" shall be deemed to have occurred if Maxxam shall cease to own, directly or through subsidiaries, a majority of the capital stock of the Company, or shall cease to have the power to direct the policies and management of the Company.

"Collateral" shall mean all of the property, real or personal, tangible or intangible, and all rights thereto, pledged, mortgaged or hypothecated pursuant to the Security Documents.

"Company" shall have the meaning set forth in the introductory paragraph of this Agreement.

"Completion Date" shall mean November 25, 2002, subject to extension for Unavoidable Delay as provided in Section /. 13  hereof.

"Completion Guarantee" shall mean the Guarantee of Completion Of Construction dated the date hereof between PDMPI and TDF.

"Consent and Agreement" shall mean an agreement between an entity providing services to the Company, including a Prime Contractor, Architect, Engineer, or Operator, and TDF, pursuant to which such entity consents to the collateral assignment of its contract with the Company to TDF, which consent and agreement shall be in form and substance substantially similar to that set forth in Exhibit 1.5 hereof.

"Construction or Construct", when used with reference to the Project, shall mean construction, installation, renovation or development of the Improvements or any portion thereof.

"Construction Contracts" shall mean those certain construction contracts providing for the construction of the Improvements.

"Construction Documents" shall mean, collectively, the Construction Contracts, the Architect Agreements, all Prime Contracts, all Major Trade Contracts and all other agreements to which the Company is a party to or beneficiary of pertaining to the Construction of the Improvements.

"Construction Schedule" shall mean the schedule prepared by the Company showing, by Trade Cost Items, the estimated periods of time for Construction of the beach club house and for renovation of the Palm golf course, a copy of which (in the case of the beach club house) is attached hereto as Exhibit 1.6. The Construction Schedule relating to the renovation of the Palm golf course shall be prepared by the Company prior to commencement of such renovation, shall provide for completion of such renovation on or prior to November 25, 2002, and shall otherwise be reasonably satisfactory to TDF.

"Date of Issuance" shall mean the date of delivery of an executed counterpart of the Letter of Credit.

"Debt or "Debts" shall mean, with respect to any Person, (a) indebtedness of such Person for money borrowed (including, without limitation, indebtedness evidenced by notes, bonds, debentures or other similar instruments of such Person), (b) indebtedness represented by the deferred purchase price of property or services acquired by such Person, (c) rentals payable by such Person under any lease of real or personal property which shall have been, or should, under generally accepted accounting principles, be classified as a capital lease, (d) obligations of such Person under direct or indirect guarantees in respect of, and obligations (contingent or otherwise) of such Person to purchase or otherwise acquire, or otherwise assure a creditor against loss in respect of, indebtedness or obligations of another Person of the type described in clause (a), (b) or (c) above, and (e) liabilities of such Person in respect of unfunded vested benefits under, or withdrawal liability in respect of, plans covered by Title IV of ERISA.

"Debt Coverage Ratio" shall mean, for any period, the ratio of (a) the sum of (i) Net Income for such period, (ii) interest expense on all indebtedness of the Company, including capitalized leases, to the extent deducted from Gross Revenues in calculating Net Income for such period, (iii) depreciation and amortization for such period, to the extent deducted from Gross Revenues in calculating Net Income,, and (iv) initiation deposits received by the Company from the sale of all club memberships, to the extent not taken into consideration in calculating Net Income, to (b) interest, principal, fees and all other payments required to be made with respect to all indebtedness of the Company, including capitalized leases, for such period.

"Debt Service Reserve" shall mean the Debt Service Reserve described in the Trust Agreement, being the same as that certain Line Item within the Budget entitled Debt Service Reserve which shall at all times be funded in accordance with the terms of Section 7.61 hereof

"Default" shall mean any event which with notice of lapse of time, or both, would become an Event of Default.

"Disbursement" shall mean each disbursement of all or any portion of the Project Funds.

"Dollars" or the sign "$" shall mean dollars in the lawful currency of the United States of America.

"Employment Compensation Plan" shall mean any multiemployer plan or single employer plan, as defined in Section 4001 of ERISA and subject to Title IV of ERISA, which is maintained, or at any time during the five (5) calendar years preceding the date of this Agreement was maintained, for employees of the Company or a subsidiary or an ERISA Affiliate,

"Environmental Laws" shall mean, collectively, all current and future federal, commonwealth and local environmental laws, statutes arid regulations, now or at any time here-after in effect, including, without limitation, the Resource, Conservation and Recovery Act, as amended from time to time, the Comprehensive Environmental Response, Compensation and Liability Act, as amended from time to time, and any so-called Superfund or Superlien law, including, without limitation, the Superfund Amendments and Reauthorization Act of 1986, and the counterparts of such statutes as enacted by state, commonwealth and local governments with jurisdiction over the Project, and any and all regulations promulgated under or judicial or administrative interpretation of any of the foregoing.

"Environmental Report" shall mean an environmental report dated October, 2000 relating to the Property and the Improvements, addressed to the Company and to TDF, prepared at the Company's sole cost and expense.

"ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time. Section references to ERISA are to ERISA as in effect at the date of this Agreement and any subsequent provisions of ERISA, amendatory thereof, supplemental thereto or substituted therefor.

"ERISA Affiliate" shall mean each trade or business (whether or not incorporated) which, together with the Company or a Subsidiary, would be deemed to be a single employer within the meaning of Section 4001 of ERISA.

"Event of Default" shall have the meaning set forth in Section 12,1 hereof ..

"Excess Cash Flow" shall mean, with respect to the period (treated as a single accounting period commencing on January 1, 2001, and ending on the last day of the fiscal year immediately preceding the date of determination, (i) Net Income for such period minus (ii) the total amount of cash expenditures of the Company (including principal payments with respect to the Bonds and other debt of the Company, amounts paid to purchase or redeem Bonds, capital expenditures, prepaid expenses and deposits into the reserve accounts described herein), to the extent such cash expenditures have not been deducted from Gross Revenues in calculating Net Income and have not been financed from the proceeds of the Bonds or indebtedness permitted pursuant to Section 7.5, plus (iii) depreciation and amortization, to the extent deducted from Gross Revenues in calculating Net Income, plus (iv) initiation deposits received by the Company from the sale of all club memberships, to the extent not taken in consideration in calculating Net Income.

"Excess Cash Flow Reserve" shall mean the reserve account required to be established by the Company pursuant to Section 7.60 hereof.

"Existing Loans" shall mean the loan in the amount of $5,760,910.16 (principal, interest and prepayment penalty) payable to Textron Financial Corporation and the loan in the principal amount of $21,642,286.68 payable to PDMPI, each relating to the interim financing of the Project.

"Financial Statements" shall mean, as applicable, (i) all statements of financial condition with respect to the Company previously submitted to TDF and/or (ii) all updates of such statements and/or other statements of financial condition submitted by the Company or any other party pursuant to Section 7.6 hereof.

"Government Authority" shall mean any court, agency, authority, board (including, without limitation, any environmental protection, planning or zoning board), bureau, commission, department, office or instrumentality of any nature whatsoever of any governmental or quasi-governmental unit of the United States, the Commonwealth of Puerto Rico, -or the Municipality of Humacao, whether now or hereafter in existence, having jurisdiction over the Company or the Project.

"Gross Revenues" shall mean, for any period, all revenues of any kind received or derived by the Company from the ownership and operation of the Project for such period, all determined (except as otherwise agreed) in accordance with generally accepted accounting principles consistently applied. Anything to the contrary notwithstanding, Gross Revenues shall not include tips, service charges added to a customer's bill or statement in lieu of gratuities which are payable to employees of the Project, the value of complimentary food and beverages, and any sales or other use or excise taxes required by law to be collected with respect to the operations of the Project and remitted to taxing authorities, receipts from the sale or other disposition of capital assets and income derived from securities and other property acquired and held for investment; receipts from condemnation awards or sales or other transfers in lieu of and under threat of condemnation (other than those received in respect of a temporary taking), proceeds of any insurance, and rebates, discounts or credits of similar nature (not including charge or credit card discounts, which shall not constitute a reduction from revenues in determining Gross Revenues nor shall constitute an expense in determining Net Income).

"Hard Costs" shall mean those construction costs and expenses within the Budget which would be generally referred to as hard costs of construction as that term is used within the construction industry.

"Hazardous Material" shall mean asbestos, polychlorinated biphenyls, petroleum products and any other substance or material that, whether by its nature or use, is now or hereafter defined as hazardous waste, hazardous substance, pollutant or contaminant under any Environmental Law, or which is toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic or otherwise hazardous and which is now, or hereafter regulated under any Environmental Law.

"Improvements" shall mean the improvements constructed or to be renovated or constructed on the Property pursuant to the Plans.

"Indemnified Party" shall have the meaning set forth in Section 5.1 hereof

"Initial Disbursement" shall mean the initial disbursement from the Budget on the Date of Issuance, A schedule showing the expenses comprising the Initial Disbursement is attached as Exhibit 1.7.

"Interest Payment Date" shall mean the 20th day of each month, commencing on November 20, 2000.

"Investment Agreement" shall mean one or more agreements acceptable to the Company and TDF, pursuant to which portions of the funds necessary to pay for the amounts contained in the Budget are invested.

"Issuer" shall have the meaning set forth in the WHEREAS clauses hereof.

"Legal Requirements" shall mean, collectively, (i) all statutes, laws, rules, rulings, orders, regulations, ordinances, judgments, decrees and injunctions of any Governmental Authority (including, without limitation, fire, health, handicapped access, sanitation, ecological, historic, zoning, environmental protection, wetlands and building laws) in any way applicable to the Company or the Property and the Improvements, or any portion thereof, or to the ownership, use, occupancy, possession, operation or maintenance of the Property and the improvements; (ii) all requirements of the local Board of Fire Underwriters or other similar body acting in and for the locality in which the Property is situated and all requirements of each insurance policy covering or applicable to all or any portion of the Property and the Improvements, or the use thereof, and all requirements of the issuer of each such policy, including any which may require repairs, modifications or alterations (structural or otherwise) in or to the Improvements, or any portion thereof; and (iii) all requirements of each permit, license, authorization and regulation relating to the Property and the Improvements, or any portion thereof, or to the ownership, use, occupancy, possession, operation or maintenance thereof; provided, however, that nothing in this paragraph shall prohibit the Company from exercising a good faith challenge to any of the foregoing, so long as such action does not result in a Lien being filed or recorded against any of the Collateral, unless the Company transfers such Lien to a surety bond.

"Letter of Credit" shall have the meaning set forth in-the WHEREAS clauses hereof, as the same may be amended from time to time.

"Letter of Credit Fee" shall have the meaning set forth in Section 2.2 hereof.

"Lien" shall mean any mortgage, pledge, security interest, collateral assignment, encumbrance, lien or charge of any kind, including, without limitation, any conditional sale or other title retention agreement, any lease in the nature thereof, or the filing of or an agreement to give any of the foregoing.

"Line Item" shall mean a line item of cost set forth in the Budget.

"Loan" shall mean the loan made by the Issuer to the Company pursuant to the Loan Agreement.

"Loan Agreement" shall have the meaning set forth in the WHEREAS clauses hereof.

"Major Trade Contract(s)" shall mean a Trade Contract or Trade Contracts which, when taken together with other work performed or materials supplied by the same Trade Contractor, provide for aggregate payments to a single Trade Contractor thereunder in excess of $75,000 but less than $750,000.

"Management Agreement" shall mean each of the management agreements between an Operator and the Company.

"Master Security Agreement" shall mean a Master Security Agreement by the Company in favor of TDF and the Issuer in form and substance acceptable to TDF and creating a security interest under the UCC with respect to (i) any and all tangible and intangible personal property, including fixtures, purchased by the Company for use at or in connection with the Project which is now owned or hereafter acquired by the Company, (ii) any buses, limousines or other moving vehicles purchased by the Company for use at or in connection with the Project which is now owned or hereafter acquired by the Company, (iii) all accounts receivable now existing or hereafter obtained in connection with the Project, and (iv) all of the collateral assigned to TDF pursuant to the Assignment of Contracts, Assignment of Depository Accounts, Assignment of Depository Accounts (Capital Improvements), and Assignment of Rents.

"Material Work Change" shall mean any change order, other amendment or modification to any Construction Contract, Prime Contract, Major Trade Contract or Trade Contract affecting costs in excess of $50,000.

"Mortgage" shall collectively mean each of the two mortgages of even date herewith which shall constitute a first mortgage lien on the Property.

"Maxxam" shall mean MAXXAM Inc., a Delaware corporation.

"Net Income" shall mean net income or loss determined in accordance with generally accepted accounting principles, consistently applied.

"Note" shall collectively mean each of the two bearer demand promissory notes of the Company in an aggregate principal amount equal to the aggregate initial principal amount of the Bonds, of even date herewith, and pledged to TDF and the Issuer pursuant to the Pledge Agreement.

"Officer's Certificate" shall mean a certificate signed by an Authorized Company Representative.

"Official Statement" shall mean the official statement of the Issuer, dated October 18, 2000, pursuant to which the Bonds are offered for sale.

"Operating Budget" shall have the meaning set forth in Section 7.50 hereof. "Operative Documents" shall have the meaning set forth in Section 4(a) hereof.

"Operator" shall mean each of Pro Sports, Inc., as operator of the golf courses and the golf clubhouse, and Peter Burwash Hawaii Ltd., as operator of the tennis facilities, or any successor engaged by the Company with the prior written consent of TDF.

"PBGC" shall mean the Pension Benefit Guaranty Corporation established pursuant to Section 4002 of ERISA, or any successor thereto.

"PDMPI" shall mean Palmas del Mar Properties, Inc., a Delaware corporation.

"PDMPI Letter Agreement" shall mean the letter agreement dated the date hereof between PDMPI and TDF, pursuant to which (i) PDMPI subordinates any debt owed to it by the Company to the Bonds and the obligations of the Company hereunder; (ii) PDMPI agrees to use its reasonable best efforts to build a hotel in Punta Candelero, (iii) PDMPI agrees to return any dividends or distributions paid in violation of Section 7.30 hereof, and (iv) PDMPI agrees to pay certain environmental remediation costs and to indemnify TDF against certain environmental liabilities.

"Permits" shall mean, collectively, all applicable authorizations, consents, licenses, approvals and permits of Government Authorities for Construction of the Improvements in accordance with the Plans and all Legal Requirements, and for the performance and observance of all agreements, provisions and conditions herein contained.

"Permitted Encumbrances" shall mean, collectively, those items listed as exceptions to title on the Title Policy issued on the Date of Issuance, real estate taxes not yet due and payable, and any other Liens consented to in writing by TDF from time to time.

"Permitted Transfers" shall have the meaning set forth in Section 7.7 of this Agreement.

"Person" shall mean an individual, corporation, partnership, joint venture, trust, association or any other entity or organization, including a government or political subdivision, agency or instrumentality thereof.

"Phase of the Project" shall mean each phase of the Construction of the Improvements. The Phases of the Project are (i) construction of the Flamboyan golf course, (ii) construction of the golf clubhouse, (iii) construction of the beach club, and (iv) refurbishment of the Palm golf course.

"Plans" shall mean all preliminary and final plans, drawings and specifications for the Construction of each Phase of the Project (including, without limitation, the architectural, structural, mechanical, electrical and fire protection systems), prepared or to be prepared by a Prime Contractor, the Architects or the Company's engineers and contractors, as approved by TDF and TDF's Consultant, together with all revisions and addenda to such plans, drawings and specifications, provided that such revisions and addenda have been approved by TDF to the extent such approval is required pursuant to Section 7.16 hereof, which Plans shall include, without limitation, a description of the materials, equipment, fixtures and furnishings necessary for the Construction of the Improvements (and also showing grade of finishes).

"Pledge Agreement" shall mean that certain Collateral Pledge and Security Agreement by the Company in favor of TDF and the Issuer, of even date herewith.

"Preliminary Official Statement" shall mean the preliminary official statement of the Issuer dated October 5, 2000, relating to the offering of the Bonds.

"Prime Contractors" shall mean Trade Contractors under Trade Contracts having a value equal to or greater than $750,000, which Trade Contractors shall be reasonably acceptable to TDF,

"Prime Contracts" shall mean Trade Contracts with Prime Contractors.

"Prime Rate" shall mean at any time the fluctuating rate of interest announced publicly from time to time by The Chase Manhattan Bank, N.A. in New York, New York as its "prime," "base," or "reference" rate, it being understood that such rates shall not necessarily be the best or lowest rates of interest available to such bank's best or more preferred large commercial customers.

"Project" shall mean, collectively, the preparation of the site, the renovation, development, construction, purchasing, furnishing and equipping of the Property and the Improvements (including, without limitation, the supplying of all materials therefor), the landscaping of the Property and any other action necessary to prepare the Improvements for use as contemplated by the Plans.

"Project Documents" shall mean the Management Agreements and all licenses, easements or other agreements or instruments pertaining to the Project and to be entered into by the Company with the approval of TDF.

"Project Funds" shall mean Bond Proceeds pursuant to the Trust Agreement and such other funds as are deposited with the Trustee, from time to time, pursuant to the Investment Agreement.

"Property" shall mean the fee simple title to the property owned by the Company described in the Mortgage.

"Punta Candelero Use Restriction Deed" shall mean the Deed of Declaration and Constitution of Use Restriction dated the date hereof executed by PDMPI, the Company and TDF before notary public Omara Mendez Bernard.

"Reportable Event" shall mean an event described in Section 4043(b) of ERISA (with respect to which the 30-day notice requirement has not been waived by the PBGC).

"Request for Disbursement" shall mean a written certified statement of the Company, substantially in the form of Exhibit 1.8 hereto, setting forth the amount of the Disbursement sought, which shall constitute an affirmation that the representations and warranties of the Company with respect to the Improvements set forth in Section 8 hereof and in the other Operative Documents remain true and correct as of the date thereof, except to the extent TDF has been notified in writing to the contrary, and, unless TDF is notified in writing to the contrary prior to the Disbursement, will be true and correct on the date of such Disbursement,

"Resort" shall mean the Palmas del Mar Resort in Humacao, Puerto Rico.

"Retainage" shall have the meaning set forth in Section 9.2.5 hereof,

"Security Documents" shall mean, collectively, the Mortgage, the Note, the Pledge Agreement, the Master Security Agreement, the UCC- I Financing Statement, the Consent and Agreements, the Assignment of Contracts, the Assignment of Depository Accounts, the Assignment of Depository Accounts (Capital Improvements), and the Assignment of Rents.

"Soft Costs" shall mean those costs and expenses within the Budget which would be generally referred to as soft costs of construction as that term is used within the construction industry.

"Stored Materials" shall have the meaning set forth in Section 9.5.3 hereof.

"Subsidiary" shall mean any corporation of which at least a majority of the outstanding stock having by the terms thereof ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether or not at the time stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by the Company and/or one or more of its Subsidiaries.

"Substantial Completion" shall mean the occurrence of all of the following events: (i) the completion of the construction of the Improvements in accordance with all Legal Requirements and substantially in accordance with the Plu.ns and the issuance of applicable use or occupancy permits therefor satisfactory to TDF, and (ii) the delivery to TDF of certificates, in form and content satisfactory to TDF, from the Company, the Architects and TDF's Consultant to the effect that all of the work required to be performed to substantially complete the Improvements in accordance with all Legal Requirements and in accordance with the Plans has been performed.

"Survey" shall have the meaning set forth in Section 4(s) hereof.

"TDF" shall have the meaning set forth in the introductory paragraph of Agreement.

"TDF's Consultant" shall mean Merritt & Harris, Inc., or such other Person or architectural or engineering consultant as may be designated and engaged by TDF, at the Company's expense, to examine the Budget and the Plans, any changes thereto, and cost breakdowns and estimates with respect to the Project (including, without limitation, all cost breakdowns and estimates set forth in any Request for Disbursement and all accompanying certifications), to make periodic inspections of the progress of the Construction of the Improvements on behalf of TDF, to advise and render reports to TDF concerning the foregoing and to otherwise consult with TDF with respect to the Project.

"TDF's Consultant's Report" shall mean a report by TDF's Consultant (i) to the effect that all of the work theretofore completed on the Project has been completed in a good and workmanlike manner, substantially in accordance with the Plans and the Construction Schedule and in compliance with the Legal Requirements, (ii) stating whether the work which is the basis of the applicable Request for Disbursement has been completed within the applicable Line Item therefor, (iii) stating that the amounts requested for Disbursement are based on the percentage of completion in accordance with the schedule of values agreed to by TDF's Consultant and the Company for the Trade Cost Items for which a Disbursement is requested and (iv) addressing such other matters reasonably requested by TDF to be addressed therein.

"Title Policy" shall have the meaning provided in Section 4(Q hereof, and shall include all endorsements thereto.

"Trade Contract" shall mean any contract entered into by the Company and/or a Prime Contractor, including, without limitation, general construction contracts, with respect to the Construction of the Improvements.

"Trade Contractor" shall mean any contractor engaged in the Construction of the Improvements or supervision thereof under a Trade Contract including a Prime Contract and a Major Trade Contract.

"Trade Cost Item" shall mean each of the line items provided for within the Budget or, at the request of TDF, in the event any such line item is deemed to be too broad by TDF, each category within such line item agreed by between the Company and TDF.

"Transfer" shall mean (i) any sale or transfer by the Company of the Property or the Improvements, or any portion thereof, or (ii) any transfer, pledge or hypothecation of any share of capital stock of the Company or any other direct or indirect legal or equitable interest in the Company.

"Trust Agreement" shall have the meaning set forth in the WHEREAS clauses hereof.

"Trustee" shall have the meaning set forth in the WHEREAS clauses hereof.

"UCC" shall mean the Puerto Rico Commercial Transactions Act, as amended from time to time.

"UCC-1 Financing Statement" shall mean that certain financing statement or financing statements executed by the Company in order to perfect the security interests in favor of TDF and the Issuer or in favor of TDF which are created pursuant to the Security Documents, and such UCC-3 Financing Statement or financing statements as may be filed from time to time.

"Unavoidable Delay" shall mean any delay due to conditions beyond the control of the Company, including, without limitation, strikes, labor disputes, acts of God, the elements, governmental restrictions, regulations or controls, enemy action, civil commotion, fire, unavoidable casualty, mechanical breakdowns or shortages of, or inability to obtain, labor, utilities or material; provided, however, that any lack of funds shall not be deemed to be a condition beyond the control of the Company.

"Working Capital Reserve" shall mean that certain Line Item within the Budget entitled Working Capital Reserve which shall at all times be funded in accordance with the terms of Section 7.59 hereof,

"Working Capital Deficits" shall mean, for any period, the following amount, if less than zero: (i) Net Income for such period minus (ii) required repayments of principal of the Bonds and other Debt (other than Debt due to Affiliates of the Company), necessary capital expenditures, necessary prepaid expenses and deposits into the reserve accounts described herein), to the extent such cash expenditures have not been deducted from Gross Revenues in calculating Net Income and have not been financed from the proceeds of the Bonds or indebtedness permitted pursuant to Section 7.5 thereof, plus (iii) depreciation and amortization, to the extent deducted from Gross Revenues in calculating Net Income, plus (iv) initiation deposits received by the Company from the sale of all club memberships, to the extent not taken in consideration in calculating Net. Income.

2.           ISSUANCE OF LETTER OF CREDIT; FEES.

2. 1. Terms of Letter of Credit. TDF agrees, on the terms and subject to the conditions herein set forth, to issue the. Letter of Credit to the Trustee. The Letter of Credit shall be for a term of ten years, extendible at the option of TDF, and shall be substantially in the form of Exhibit 2.1 attached hereto.

               2.2.           Letter of Credit Fee. In consideration of the issuance and delivery of the Letter of Credit, the Company hereby agrees to pay to TDF, on each Interest Payment Date, a Letter of Credit fee (the "Letter of Credit Fee") equal to

 (i) one-twelfth of 1.5%, with respect to the period ending on October 19, 2002,

(ii) one-twelfth of 1.75%, with respect to the period commencing on October 20, 2002, . and ending on October 19, 2005,

(iii) one-twelfth of 2.125%, with respect to the period commencing on October 20, 2005, and ending on October 19, 2010,

(iv) one-twelfth of 2.75%, with respect to the period commencing on October 20, 2010, and ending on October 19, 2015, if applicable,

(v) one-twelfth of 3,0%, with respect to the period commencing on October 20, 2015, and ending on October 19, 2020, if applicable,

(vi) one-twelfth of 3.25%, with respect to the period commencing on October 20, 2020, and ending on October 19, 2025, if applicable, and

(vii) one-twelfth of 3.5.%, with respect to the period commencing on October 20, 2025, and ending on October 19, 2030, if applicable,

of the sum of (a) the aggregate principal amount of Bonds outstanding on such Interest Payment Date (excluding Bonds to be redeemed on such date), plus (b) interest on such principal amount, at the rates specified in the Bonds, for a period of 195 days, less (c) amounts which have been continuously on deposit in the Debt Service Reserve, the Working Capital Reserve, the Excess Cash Flow Reserve or the Bond Fund since the immediately preceding Interest Payment Date; provided, however, that

(i) if the Company does not maintain a Debt Coverage Ratio of at least 1.5 to 1.0 during any fiscal year (the "Applicable Year"), commencing with the fiscal year ending on December 31, 2002, and ending with the fiscal year ending on December 31, 2009, the Letter of Credit Fee applicable to the period from October 20 of such Applicable Year through October 19 of the following year shall be 2.0% (in the case of the period commencing on October 20, 2002, and ending on October 19, 2005) and 2.5% (in the case of the period commencing on October 20, 2005, and ending on October 19, 2010), and any underpayment by the Company prior to the determination of such Debt Coverage Ratio shall be paid by the Company to TDF; and

(ii) if the Company maintains a Debt Coverage Ratio of at least 1.5 to 1.0 for any fiscal year (the "Applicable Year"), commencing with the fiscal year ending on December 31, 2010, the Letter of Credit Fee applicable to the period from October 20 of such Applicable Year to October 19 of the following year shall be reduced by 0.25%, and any overpayment by the Company prior to the determination of such Debt Coverage Ratio shall be refunded to the Company. For partial periods, the Letter of Credit Fee shall be prorated based upon the actual number of days elapsed in such partial period.

The Letter of Credit Fee shall be payable by the Company in advance, in immediately available funds. At the Date of Issuance, the Company shall cause to be paid to TDF the portion of the Letter of Credit Fee due for the period from the Date of Issuance to December 19, 2000, plus an upfront fee equal to 0.50% of the aggregate principal amount of the Bonds.

2.3.           Letter of Credit Drawing Fee, The Company shall pay to TDF an amount equal to $3,000.00 for each Interest Drawing, Principal Drawing or Reserve Fund Deficiency Drawing (all as defined in the Letter of Credit) made by the Trustee under the Letter of Credit.

2.4.           Notice of Non-Renewal, TDF shall give the Company notice of its intention not to renew the Letter of Credit at its scheduled expiration date not later than 365 days prior to such scheduled expiration date. If no such notice is given on or prior to that date, the Letter of Credit shall be automatically extended for an additional period of one year.

3.	AGREEMENT TO REPAY DRAWINGS; PURCHASE OF BONDS.

3. 1.           Reimbursement, The Company hereby agrees to pay to TDF (i) immediately after payment is made under the Letter of Credit, without notice of a Letter of Credit drawing or demand for reimbursement from TDF (which notice is hereby waived by the Company), an amount equal to such amount so paid under the Letter of Credit, and (ii) interest on any and all amounts required to be paid as provided in this Section 3.1 from and after the due date thereof until payment in full, payable on demand at the Prime Rate plus three percent (but in no event greater than. the maximum rate permitted by applicable law). The Company and TDF agree that the reimbursement in full for each Letter of Credit drawing on the date such Letter of Credit drawing is made is intended to be a contemporaneous exchange for new value given to the Company by TDF. If a Letter of Credit drawing is repaid at or prior to 2:00 P.M. (Puerto Rico time) on the same day on which it is made, no interest shall be payable on such Letter of Credit drawing.

3.2.           Payments and Computations. The Company shall make or cause to be made each payment hereunder not later than 2:00 P.M. (Puerto Rico time) on the day when due, in Dollars and in immediately available funds, to TDF at Citibank, N.A., New York, New York, ABA #021000089, for further credit to the account of Government Development Bank for Puerto Rico, Account #36008661, for credit to Puerto Rico Tourism Development Fund, Account #250-00416, or at such other place as TDF may from time to time designate in a notice to the Company. If any sum due hereunder is not paid within 10 days after the date on which the same is due (notice having been provided to the Company), a late charge in the amount of one percent of such amount shall immediately become due and payable; if such sum has not been paid within 20 days after the date on which the same is due, an additional late charge in the amount of one percent of such amount shall immediately become due and payable; and if such sum has not been paid within 30 days after the date on which. the same is due, an additional late charge in the amount of one percent of such amount shall immediately become due and payable. Interest shall not accrue on any unpaid late charges. All of the foregoing shall be subject to any limitation imposed by applicable laws, rules or regulations regarding the collection or receipt of interest or amounts deemed to be interest. All computations of interest and fees hereunder shall be made on the basis of a year of 360 days for the actual number of days elapsed (including the first day but excluding the last day). Any sums paid by the Company to TDF pursuant to this Agreement shall be applied by TDF in any order whatsoever, in the absolute and sole discretion of TDF.

3.3.           Payment on Non-Business Days. Whenever any payment to be, made hereunder shall be stated to be due on a day which is not a Business Day, such payment shall be due on the immediately succeeding Business Day.

3.4.           Book Entries. TDF shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Company resulting from Letter of Credit drawings made from time to time and the amounts payable and paid from time to time hereunder. In any legal action or proceeding in respect of this Agreement, the entries made in such.account or accounts shall, in the absence of manifest error, be conclusive evidence of the existence and amounts of the obligations of the Company therein recorded.

3.5.           Obligations Absolute. The obligations of the Company under this Agreement shall be unconditional and irrevocable, and shall be paid or performed strictly in accordance with the terms of this Agreement under all circumstances, including, without limitation, the following circumstances:

(i) any lack of validity or enforceability of the Letter of Credit, this Agreement or any other Operative Documents;

(ii) any amendment or waiver of, or any consent to departure from, any of the provisions of any of the Operative Documents;

(iii) the existence of any claim, set-off, defense or other right which the Company may have at any time (other than actual payment) against the Trustee, any beneficiary or any transferee of the Letter of Credit (or any Persons for whom the Trustee, any such beneficiary or any such transferee may be acting), TDF or any other Person, whether in connection with this Agreement, any other Operative Documents, the transactions contemplated herein or therein or any unrelated transaction;

(iv) any certificate, statement or any other document presented under the Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect, provided that payment by TDF under the Letter of Credit against presentation of any such certificate, statement or documents shall not have constituted negligence or misconduct of TDF;

(v) any non-application or misapplication by the Trustee of the proceeds of any drawing under the Letter of Credit; and

(vi) payment by TDF under the Letter of Credit against presentation of a draft or a certificate which does not comply with the terms of the Letter of Credit, provided that such payment by TDF shall not have constituted gross negligence or willful misconduct of TDF.

3.6.            Credits for Amount Paid_ On Bonds; Other Credits. The Company shall receive a credit against its reimbursement obligation pursuant to Section 3.1 hereof to the extent of any payment with respect to such reimbursement obligation made by the Trustee to TDF pursuant to the Trust Agreement from the funds held by the Trustee under the Trust Agreement.

4.           CONDITIONS PRECEDENT TO ISSUANCE AND DELIVERY OF THE LETTER OF CREDIT. The obligation of TDF to issue and deliver the Letter of Credit is subject to the conditions precedent that the Bonds are issued and sold to,the purchaser(s) thereof and all -of the following conditions are met prior to or contemporaneously with the issuance and delivery of the Letter of Credit it being agreed that any conditions waived by TDF for purposes of  issuing the Letter of Credit shall be a condition to any Disbursement):

(a) Delivery of the Bonds and Operative Documents. This Agreement, the Trust Agreement, the Loan Agreement, the Security Documents, the Completion Guarantee, the PDMPI Letter Agreement, the Punta Candelero Use Restriction Deed, the Bond Purchase Agreement and the Official Statement (collectively, the "Operative Documents") and the Bonds shall have been executed and delivered by authorized Persons of the parties thereto, each in form and substance satisfactory to TDF. TDF shall have received an executed counterpart of each of the Operative Documents.

(b) No Default. On the Date of Issuance and after giving effect to the issuance of the Letter of Credit, there shall exist no Default or Event of Default, and no default of any of the Company's obligations under any of the Operative Documents.

(c) Representations and Warranties. On the Date of Issuance and after giving effect to the issuance of the Letter of Credit, all representations and warranties of the Company contained herein or in the other Operative Documents, or otherwise made in writing in connection herewith, shall be true and correct in all material respects, with the same force and effect as though such representations and warranties had been made on and as of such date.

(d) [Reserved]

(e) Opinion of Counsel to the Company and PDMPI. There shall have been delivered to TDF an opinion of McConnell Valdes, counsel to the Company, dated as of the Date of Issuance and in form and substance satisfactory to TDF, covering the matters set forth in Section 2.08(e) of the Trust Agreement, Section 8(d) of the Bond Purchase Agreement and such other matters as TDF may reasonably request.

(f) Opinion of Bond Counsel. There shall have been delivered to TDF an opinion of Martinez Odell & Calabria, bond counsel, dated as of the Date of Issuance and in form and substance satisfactory to TDF, to the effect that the Bonds are legal, valid and binding obligations of the Issuer, covering the matters set forth in the form of opinion included in the Official Statement, in Section 8(g) of the Bond Purchase Agreement and such other matters as TDF may reasonably request,

(g) Opinion of Counsel to the Authority. There shall have been delivered to TDF an opinion of counsel to the Authority, dated the Date of Issuance and in form and substance satisfactory to TDF, covering the matters set forth in Section 2.08(g) of the Trust Agreement, in Section 8(f) of the Bond Purchase Agreement and such other matters as TDF may reasonably request.

(h) Construction Contracts. There shall have been delivered to TDF a copy of the Construction Contracts (except the contract relating to the refurbishment of the Palm golf  course, in the event such contract has not been executed), including, without limitation, the Budget, certified by the Authorized Company Representative to be true, correct and complete, in form and substance satisfactory to TDF.

(i) [Reserved]

(j) Cancellation of Existing Mortgages and Security Documents. TDF shall have received the following documents, in form and substance satisfactory to TDF, in connection with the payment of the Existing Loans:

(a)  a deed of cancellation of mortgage or a deed subordinating the mortgage securing any Existing Loan to the Mortgage, together, in the case of subordination, with the mortgage note secured by such mortgage, to be held in escrow by TDF;

(b)  termination of all financing statements relating to the Existing Loans; and

(c)  cancellation of all security agreements and other instruments relating to the Existing Loans.

(k) [Reserved]

(1) Management Agreements. There shall have been delivered to TDF a copy of the Management Agreements, certified by the Authorized Company Representative to be true, correct and complete, in form and substance satisfactory to TDF.

(m) [Reserved]

(n) Documentation and Proceedings. To the extent not otherwise required by this Section 4, all corporate and legal proceedings and all instruments in connection with the transactions contemplated by this Agreement, the other Operative Documents, the Project Documents and the Construction Documents, to the extent that the same have previously been entered into by the Company, shall be satisfactory in form and substance to TDF and its counsel and TDF shall have received all information and copies of all documents, instruments, approvals (and, if cancellation of all security agreements and other instruments requested by TDF, certified duplicates of executed copies thereof) and opinions as TDF may reasonably request, including, without limitation, records of corporate proceedings, corporate documents and certificates, governmental approvals and incumbency certificates in. connection with the transactions contemplated by this Agreement, the other Operative Documents, the Project Documents, and the Construction Documents, such documents, where appropriate, to be certified by proper officers.

(o) Fees. TDF shall have received (1) payment of TDF's counsel fees and the fees of TDF's Consultant relating to the Project, (2) payment of all other out-of-pocket expenses of TDF relating to the Project, if any, and (3) payment of all other fees of TDF relating to the Project that are due on the Date of Issuance, including, without limitation, the Letter of Credit Fee and TDF's upfront fee.

(p) Title Documents. The Company shall have delivered to TDF and TDF shall have approved a copy of all documents affecting title to the Property and to the Improvements.

(q) Title Policy. TDF shall have received and approved a title policy (the "Title Policy") issued by a title company acceptable to TDF, marked paid in full, in the amount of the Loan, insuring the Issuer, TDF and the Trustee, as their respective interests may appear, that the Mortgage constitutes valid first lien on the Property, and on the other property secured thereby, and containing:

(i) no exception for mechanics' or materialmen's liens;

(ii) no survey exceptions other than those approved by TDF;

(iii) a statement that the Title Company agrees to affirmatively insure the priority of each Disbursement against the existence of any other Liens;

(iv) reinsurance with provisions for direct access against the reinsurers, in amounts and with companies acceptable to TDF; and

(v) such other endorsements or affirmative insurance as TDF and TDF's counsel shall reasonably require.

(r) Appraisal. TDF shall have received the Appraisal, in form and content satisfactory to TDF in its sole discretion.

(s) Survey. Except to the extent this requirement is waived by TDF for a limited period of time and only as to that portion of the Property agreed to by TDF, TDF shall have received a survey or surveys of the Property (the "Survey"), in form and content satisfactory to TDF, certified by a licensed surveyor acceptable to TDF, certified to TDF and the title insurance company issuing the Title Policy, and dated as of a date within 45 days prior to the Date of Issuance, showing (i) the outlines of the Property and the courses and measured distances of the exterior property Iines and the exact location of all buildings including the Improvements (as of the date of such survey), (ii) the area of the Property in cuerdas, (iii) the exact location of all adjoining public and private streets, (iv) the exact location of any encroachments on the Property by any improvements on adjoining property (as of the date of such survey) and (v) the exact location of all easements and rights-of-way and other matters of interest to TDF and recordation information with respect to the Property.

(t) Environmental Report. TDF shall have received the Environmental Report.

(u) Preliminary Report. TDF shall have received a preliminary report from TDFs Consultant reasonably satisfactory to TDF in form and content with respect to the acceptability of (i) the then current Plans and associated design materials; (ii) the design of various systems, including, without limitation, architectural, structural, electrical, plumbing, air conditioning and sprinkler systems; (iii) the general conformity of materials specified to overall Project quality objectives; (iv) the contents of soil reports and coordination of foundation design of the Improvements; (v) the conformity of the scope and design set forth in the then-current Plans to the description of the Project otherwise presented to TDF; (vi) the Company's projected date of Substantial Completion and Construction Schedule; (vii) the Company's proposed Budget; (viii). the adequacy of and the Company's distribution of the Budget to each Phase of the Project and to individual Trade Cost Items; (ix) the adequacy of contingency reserves within the Budget; (x) the value, scope, and limiting conditions of the Trade Contracts and/or subcontracts received for review; and (xi) such other matters as TDF shall reasonably require.

 (v) Insurance, TDF shall have received binders for such policies of casualty insurance, liability insurance, business interruption insurance, worker's compensation insurance and such other insurance as shall be required in the Pledge Agreement, issued by companies satisfactory to TDF, which shall name TDF and its assigns as additional insured thereunder, and TDF shall have received evidence that the applicable premiums with respect to such insurance policies have been paid and that the insurance thereunder is in full force and effect..

(w) Real Estate Taxes. TDF shall have received evidence of payment of all real estate taxes currently due and payable or delinquent with respect to the Property and the Improvements.

(x) [reserved]

(y) Budget. The Budget shall have been delivered to TDF and TDF's Consultant and shall be identical to the Budget annexed hereto as Exhibit 1.4.

(z) Authorizations. TDF shall have received copies of (i) certified corporate resolutions of the Company and PDMPI authorizing the Company's and PDMPI's execution of the Operative Documents to which each is party, (ii) a certificate of good standing from the State of Delaware for the Company and PDMPI, and (iii) organizational documents of the Company and PDMPI, all of which shall be certified as true, correct and complete by the Authorized Company Representative.

(aa)  [Reserved]

(bb) Flood Hazard Certification. TDF shall have received and approved a letter from FEMA agreeing to revise flood zone classification of the Property.

(cc)  Permits. The Company shall have delivered to TDF copies of all material approvals and permits required in connection with the development, construction and operation of the Project, other than those described in Exhibit 4.2, which the Company represents will be obtained prior to the time when they are required,

(dd) Plans. There shall have been delivered to TDF two (2) copies of the plans and specifications and associated design materials for the Project.

5.            INDEMNIFICATION; BROKERAGE.

5.1.           It is the intention of the parties hereto that this Agreement shall be construed and applied to protect and indemnify TDF against any and all risks involved in the issuance of the Letter of Credit, all of which risks are hereby assumed by the Company, including, without limitation, any and all risks of the acts or omissions, whether rightful or wrongful, of any present or future Government Authority (all such acts and omissions herein collectively referred to as "Government Acts"). Accordingly, in addition to amounts payable under Sections 2 and 3 hereof, the Company hereby agrees to defend, indemnify and hold TDF, its Affiliates, members, employees, agents and representatives (each an "Indemnified Party") harmless from and against any and all claims, demands, liabilities, damages, losses, costs, charges and expenses (including, without limitation, reasonable attorneys' fees and disbursements) which such Indemnified Party may sustain or incur or be subject to as a consequence, direct or indirect, of (i) the issuance of the Letter of Credit or with respect to any other Operative Documents, other than as a result solely of the gross negligence or willful misconduct of such Indemnified Party, (ii) any breach by the Company of any representation, warranty, covenant, term or condition in, or the occurrence of any default under, this Agreement, any other Operative Documents or the Bonds, together with all reasonable expenses resulting from the compromise or defense of any claims or liabilities arising as a result of any such breach or default, (iii) defense against any legal action commenced to challenge the validity of this Agreement, the Bonds or any other Operative Documents, (iv) any losses, claims, damages, liabilities or expenses (or actions in respect thereof) arising out of or based upon TDF's or an Indemnified Party's participation in the issuance of the Bonds or the transactions related thereto, other than as a result solely of the gross negligence or willful misconduct of such Indemnified Party, (v) any misrepresentation of a material fact or any failure to state a material fact (other than any facts relating to and supplied by TDF) in the Preliminary Official Statement or the Official Statement, (vi) the consummation of the transactions contemplated herein or in any of the Operative Documents, and (vi) the Construction, use or occupancy of the Project.

5.2.           Except as otherwise expressly provided herein, the obligations of the Company under this Agreement are primary, absolute, independent, irrevocable and unconditional. The Company understands and agrees that no payment by it under any other agreement (whether voluntary or involuntary or pursuant to court order or otherwise) shall constitute a defense to the several obligations hereunder except to the extent that TDF has been indefeasibly paid in full.

5.3.            The Company and TDF hereby each represents and warrants to the other that neither it nor any of its agents has dealt with any brokers, finders or-advisors (other than PaineWebber, as lead underwriter) in connection with the transactions contemplated hereby. The Company hereby agrees to defend, indemnify and hold the Indemnified Parties harmless from and against any and all claims, demands, liabilities, damages, losses, costs, charges and expenses (including, without limitation, attorneys' fees and disbursements) arising as a result of any claim by any broker, finder or advisor, except to the extent any such claim, demand, liability, damage, loss, cost, charge or expense arises out of an agreement between such broker, finder or advisor and TDF in connection with the transactions contemplated by this Agreement or any other Operative Documents.

5.4.           The obligations of the Company under this Section 5 shall survive the payment of the Bonds and the Note and the termination of this Agreement and/or the Letter of Credit.

6.           [Reserved.]

7.           COVENANTS The Company covenants and agrees that, so long as the Letter of Credit is outstanding or any amount is payable to TDF under this Agreement:

7.1.           Notice of Default. The Company will furnish to TDF as soon as possible and in any event within three (3) Business Days after the discovery by the Company of any Default or Event of Default, an Officer's Certificate, setting forth the details of such Default or Event of Default and the action which the Company proposes to take with respect thereto,

7.2.           ERISA. (a) The Company shall maintain the minimum funding standard for each Employment Compensation Plan as required by Section 412 of the Code for any plan year unless a waiver of such standard is sought or granted pursuant to Section 412(d) of the Code, and no Employment Compensation Plan shall be terminated or be the subject of termination proceedings under ERISA, and the Company or a Subsidiary or an ERISA Affiliate shall pay the full amount of any installment required under Section 412(m) of the Code and none of the foregoing shall incur any liability to or on account of any Employment Compensation Plan under Section 4062, 4063, 4064, 4201 or 4204 of ERISA, or permit to occur as a result of any such event or events a liability or a material risk of incurring a liability to the PBGC or a Plan, to the extent that the same could have a material or adverse effect upon the business, operations or financial condition of the Company or a Subsidiary.:

(b) As soon as possible and in any event within 10 days after the Company or a Subsidiary knows or has reason to know that a Reportable Event has occurred, that any payment required to be made under Section 412 of the Code is not made before the due date, that an accumulated funding deficiency has been incurred or an application may be or has been made to the Secretary of the Treasury for a waiver of the minimum funding standard under Section 412 of the Code with respect to a Plan, that an Employment Compensation Plan has been or may be terminated, that proceedings may be or have been instituted to terminate a Plan, or that the Company, a Subsidiary or an ERISA Affiliate will or may incur any liability to or on account of the Employment Compensation Plan under Sections 4062, 4063, 4064, 4201 or 4204 of ERISA, the Company will deliver to TDF an Officer's Certificate setting forth details as to such occurrence and the action, if any, which the Company, the Subsidiary or the ERISA Affiliate is required or proposes to take, together with any notices required or proposed to be filed with or by the Company, the Subsidiary, the ERISA Affiliate, the PBGC or the plan administrator with respect thereto. Copies of any notices required to be delivered to TDF under the preceding sentence shall be delivered no later than 10 days after the later of (i) the date such report or notice has been filed with the Internal Revenue Service or the PBGC and (ii) notice has been received by the Company or the Subsidiary. The Company will, as soon as possible and in any event within 60 days of filing, furnish to TDF a copy of the annual report of each Employment Compensation Plan (Form 5500) required to be filed with the Internal Revenue Service, including a copy of any actuarial valuation prepared in connection therewith.

7.3.           Preservation of Existence. The Company will preserve and maintain its legal existence, franchises, rights and privileges under the laws of the jurisdiction of its formation and will preserve and maintain its rights and privileges under the laws of the Commonwealth of Puerto Rico, and shall comply with all Legal Requirements.

7.4.           Mortgages and Liens. The Company will not create, incur, assume or permit to exist any mortgage, pledge, security interest, encumbrance, lien or charge of any kind upon any of the Company's properties or assets of any character, whether owned on the date hereof or hereafter acquired, or hold or acquire any property or assets of any character under conditional sales or other title retention agreements, except:

(i) the Mortgage and any other mortgages, liens, pledges and security interests exclusively in favor of TDF and the Issuer;

(ii) purchase money mortgages or other purchase money liens or security interests, and capitalized leases described in Section 7.5(a)(v), covering any fixed or capital assets hereafter acquired, provided that (A) no such mortgage, lien, security interest or capitalized lease shall extend to or cover any other property of the Company, (B) the Debt secured by such mortgages, liens, security interests or capitalized lease is permitted pursuant to Section 7.5, and (C) the Company provides to TDF copies of such mortgages, liens, security interests and capitalized leases within 15 days after execution and delivery by the Company;

(iii) Liens for taxes, assessments or governmental charges or levies, provided payment thereof shall not at the time be required; liens for assessments imposed by any tourism improvement district created under the Tourism Improvement District Act of 1998 in which the Property shall be included after the date hereof with the consent of TDF (provided that TDF hereby agrees to consent to the inclusion of the Property in any such district that has the sole purpose of financing the guard house, lighting, roads, and other basic infrastructure for the Property); and mechanics', workmen's, repairmen's, warehousemen's, vendors' or carriers', liens or other similar liens arising in the ordinary course of business which have been transferred to bond;

(iv) Liens securing the indebtedness described in Section 7.5(a)(vi) which have been approved in writing by TDF; and

(v) the Permitted Encumbrances.

7.5.           Additional Indebtedness. (a) The Company will not, directly or indirectly, create or permit to exist any Debt other than the following:

(i) Debt of the Company pursuant to this Agreement, the Trust Agreement and the other Operative Documents;

 (ii) Debt representing unsecured current liabilities incurred in the ordinary course of business with trade creditors;

(iii) Debt secured by liens described in Section 7.4(iit;

(iv) Debt incurred to finance capital expenditures and renovations to which Debt TDF has given its prior written approval;

(v) capitalized leases for furniture, fixtures or equipment, including golf cars, ground maintenance vehicles and kitchen equipment; and

(vi) Loans from PDMPI, including revolving working capital advances in a maximum principal amount of $1,500,000 ("PDMPI Revolving Advances"), provided that TDF receives prior written notice from the Company of the amount of any such loan (other than PDMPI Revolving Advances) and the collateral therefor, if any, and each such loan and the liens therefor, if any, is subordinated to the Bonds and to the obligations of the Company hereunder and under the Operative Agreements and to the liens therefor pursuant to subordination and standstill agreements acceptable to and approved in writing by TDF, it being understood that interest on and the principal of such loans may only be repaid from Excess Cash Flow to the extent pennitted by Section 7.30 (except in the case of payments for PDMPI Revolving Advances, which may be repaid from other available funds provided no payment Default exists under the Bonds or hereunder) and that the lenders may not accelerate or exercise any remedies relating to such loans or the liens therefor until the Bonds and all obligations due to TDF hereunder are paid in full.

(b) Notwithstanding anything contained in this Section 7,5 to the contrary, the Company shall not incur any Debt described in Sections 7.5(a)(iii), (iv) and (v) unless (i) the aggregate annual amount of interest, principal and other payments pursuant to such Debt does not exceed 10% of Gross Revenues for the last Fiscal Year for which year-end audited Financial Statements have been provided to TDF pursuant to Section 7.6, and (ii) the Company's Debt Coverage Ratio for such Fiscal Year, calculated on a pro forma basis assuming the Debt to be incurred had been outstanding during such Fiscal Year, is at least 1.25 to 1.0,

7.6.            Financial Statements. The Company shall deliver to TDF within 120 days after the close of each of its fiscal years, for such fiscal year, the following financial statements, which shall be audited: (i) a balance sheet, (ii) a statement of operations, (iii) a statement of cash flow, and (iv) a statement of changes in shareholder's equity. The Company shall deliver to TDF within 45 days after the close of each quarter, for the. three month period then ended, the following financial statement, which need not be audited: (i) a balance sheet, (ii) a statement of operations, (iii) a statement of cash flow, (iv) a statement of changes in shareholder's equity, and (v) statements of financial transactions with Affiliates of the Company, each of which shall be certified to be true and correct by the the chief financial officer of the Company. Within 20 days after the close of each calendar month, the Company shall deliver to TDF the monthly financial reports which the Company prepares for its shareholders, certified by the Authorized Company Representative to be true and correct. Each of the foregoing statements (other than statements for individuals) shall be prepared in accordance with generally accepted accounting principles as in effect from time to time, applied on a basis consistent with the most recent audited financial statements delivered to TDF, and each such statement shall present a fair and accurate portrayal of the financial condition of the Company, All Financial Statements required to be audited hereunder shall be audited by the Accountant. Throughout the term of this Agreement, the Company shall deliver to TDF, within 10 days after request therefor, such other financial information and/or Financial Statements with respect to the Company as TDF may reasonably request from time to time.

7.7.           Transfers. The Company shall not make or permit or suffer to be made any Transfer (other than Transfers to wholly owned direct or indirect subsidiaries of Maxxam that shall assume the Company's obligations under the Operative Documents, to the extent required by , TDF) unless in each case the Company shall have received the prior written approval of TDF, which shall not be unreasonably denied, it being agreed that no such Transfer may result in the Company or another wholly owned direct or indirect subsidiary of Maxxam not owning the Property or in Maxxam owning, directly or indirectly, less than a majority of the capital stock of the Company or in Maxxam not controlling the Company (a "Change of Control"). All such requests shall be submitted to TDF in writing together with such supporting documents as are necessary for TDF to facilitate a purposeful and adequate review of the request. In the event TDF does not approve a request, TDF shall provide written notice and the reasons for such disapproval within ten (10) Business Days of actual receipt of the request and all supporting information. A Transfer approved by TDF shall constitute a "Permitted Transfer."

7.8.           Decision Making. The Company shall recognize and honor the right of TDF, pursuant and to the extent set forth in the Pledge Agreement, to exercise all rights and remedies and to make all decisions of the holder of the Note.

7.9.           Further Assurances. The Company will execute, acknowledge where appropriate, and deliver, and use best efforts to cause others to execute, acknowledge where appropriate, and deliver, from time to time promptly at the request of TDF, all such instruments and documents as in the opinion of TDF are reasonably necessary or advisable to carry out the intent and purpose of this Agreement and the other Operative Documents (provided no such instrument or document shall materially add to the obligations of the Company) and ;will execute and file or record, or use best efforts to cause others to execute and file or record, continuation statements or other documents, and take such other actions as may be necessary or advisable to create, perfect, protect and preserve the existence and priority of the mortgage liens and existence and priority of the security interests acquired, or intended to be acquired, by or for the benefit of TDF under the Operative Documents. The foregoing shall include, without limitation: (a) the updating of any schedules or exhibits attached to the Operative Documents and requesting the consents of third parties to the assignment of any agreement to TDF as additional security for this Agreement; and (b) the execution of appropriate financing statements and security agreements and the preparation of the appropriate schedules under the UCC.

7.10.           Compliance with Laws. The Company will comply with all Legal Requirements and Environmental Laws provided, however, the Company may in good faith contest any Legal Requirements and/or Environmental Laws as long as such contest does not adversely impact the existence or priority of the security interest acquired for the benefit of TDF under the Operative Documents or otherwise create or result in a Default or Event of Default under this Agreement or any of the other Operative Documents, The Company will comply with all conditions, covenants, restrictions, leases, easements, reservations, rights and rights-of-way and all applicable requirements of any insurers related to, the Project.

7.11.           Performance of this and other Agreements: Repayment of Loan; Payment of Debt Service Reserve Fund Deficiency, The Company will take all action and do all things which it is authorized by law to take and to do in order to perform and observe all covenants and agreements on its part to be performed and observed under this Agreement and each Operative Document. Without limiting the generality of the foregoing, the Company covenants to repay the Loan in accordance with the provisions of the Loan Agreement and to deposit with the Trustee prior to the date on which the principal amount of, redemption premium, if any, or the interest on the Bonds is payable (whether at maturity, upon acceleration, redemption or otherwise), such additional amounts which, when taken together with all other monies available therefor in the Bond Fund established under the Trust Agreement will be sufficient to pay: (a) all interest which will become due and payable on the Bonds on such date; (b) the principal amount of the Bonus and redemption premium, if any, which will become due and payable on such date; and (c) amounts, if any, required to effect redemption or purchase of the Bonds on the dates specified pursuant to Sections 301 and 305 of the Trust Agreement, respectively, The foregoing amount "shall be paid by the Company in immediately available funds for deposit in accordance with the terms of the Loan Agreement and Trust Agreement. Additionally, the Company agrees to deposit with the Trustee an amount sufficient to eliminate any Debt Service Reserve Fund Deficiency within the period of time provided in the Trust Agreement. The Company shall cause all optional redemptions of the Bonds pursuant to Section 8.01 of the Loan Agreement to be paid with the Eligible Moneys (as defined in the Trust Agreement) unless otherwise agreed in writing by TDF.

7.12.            Amendments. The Company will not surrender, terminate, modify, amend or supplement in any material respect, or give any consent to any surrender, termination, modification, amendment or supplement or make any waiver with respect to any provision of its articles of incorporation or by-laws which is prohibited by any of the Operative Documents, any of the other Construction Documents (except as otherwise permitted herein), any master restrictive covenants affecting the Property, the other Project Documents or any other documents relating to the Project, including, without limitation,. relating to the use or operation of the Project, without the prior written consent of TDF in each instance.

7.13.           Construction. The Company will cause the Construction of the Improvements to be prosecuted with diligence and continuity, in a good and workmanlike manner and in accordance with the Plans and the Construction Schedule (as may be amended with the consent of TDF) so as to cause Substantial Completion to occur, free and clear of all claims, liens and encumbrances related to the Construction, within the Budget and on or prior to the Completion Date, as the same shall be extended in accordance with the next succeeding sentence, subject to and in accordance with this Agreement, the Construction Documents and the Project Documents, to the extent the same specify construction requirements applicable to the Construction of the Improvements.. The Plans shall reflect finishes, fixtures and equipment and the Company shall cause the finishes, fixtures and equipment as well as the furnishings for the Project to be of a quality and quantity consistent with a championship golf course in Puerto Rico and a resort of the type of Palmas del Mar. The Company acknowledges that the maintenance of such standard is a material covenant of the Company. The Completion Date may be extended for a period of time equal to the number of days during which the Company is prevented from or delayed in proceeding with the Construction of the Improvements by reason of any Unavoidable Delay upon satisfaction of all of the following conditions at the time of any such extension: (i) TDF shall have received written notice from the Company of any requested extension and the anticipated duration thereof, (ii) no Event of Default shall have occurred and be continuing, (iii) the Company shall have delivered to TDF a revised Budget to the extent such extension shall affect the Budget, and (iv) the Company shall have satisfied the requirements of Section 9.10 hereof, if applicable; provided, however, that in no event shall any such extension extend the Completion Date for Unavoidable Delay beyond the date reasonably agreed upon by the Company and TDF's Consultant. The Company shall not permit and shall promptly notify TDF of any cessation of Construction of the Improvements for a period in excess of ten (10) days not contemplated by the Construction Schedule, unless such cessation is due to an Unavoidable Delay. An Unavoidable Delay affecting one element or portion of the Improvements shall not excuse the Company from its obligation to complete the remainder of the Improvements prior to the Completion Date unless (and only to the extent that) the factors resulting in the Unavoidable Delay also impact such other elements or portions of the Improvements.

7.14.           Inspection of Project and Books and Records. During and after Construction and upon twenty-four (24) hours prior notice, the Company will permit TDF and TDF's Consultant, or designated representatives of any of them, to enter upon the Project, at any time, with free access to inspect or examine (i) the Project, (ii) all materials and shop drawings which are or may be kept at the construction site, (iii) any contracts, bills of sale, statements, receipts or vouchers, (iv) all work done, labor performed or materials furnished in and about the Project, (v) all books, contracts and records of the Company relating to the Project and (vi) any other documents which are reasonably related to the Project; provided that TDF or TDF's consultant or its designated representatives shall conduct such inspections or examinations in a way that minimizes the disruption of the Company's operations. The Company will make its representative available for TDF or TDFs Consultant upon reasonable notice to discuss the Company's affairs, finances and accounts relating to the Project and the Company will cooperate, and take all reasonable steps to cause the Prime Contractors, the Operators, and the Trade Contractors to cooperate, with TDF or TDF's Consultant, as the case may be, or any designated representative of either, to enable such Person to perform its functions hereunder. In connection therewith, the Company will keep adequate records and books of account, in which complete entries will be made in accordance with generally accepted accounting principles, consistently applied, reflecting, all financial records of the Company.

7.15.            Expenses. The Company will pay promptly on demand to or for the account of TDF, as the case may be, whether incurred prior to or after closing: (i) TDF's reasonable counsel fees (subject to the terms of any agreements relating thereto, and otherwise of such counsel's customary rates), it being understood that ordinary post-closing matters relating to the issuance of the Bonds and the Letter of Credit and this Agreement are covered by the existing agreement with O'Neill & Borges, (ii) the fees and disbursements of TDF's Consultant and of any other consultants or professionals hired by or on behalf of TDF, and (iii) all other costs and expenses reasonably incurred by or on behalf of TDF in connection with: (A) the Closing of the Loan, the issuance of the Letter of Credit, the consummation of the transactions contemplated herein or in any other Operative Document, (B) any amendments, modifications or waivers of the provisions hereof or thereof, or (C) the enforcement or protection of the rights of TDF hereunder and thereunder, Without limiting the generality of the foregoing, the Company will pay:

(i) all taxes and recording expenses, including all filing and mortgage recording fees and taxes, with respect to the Security Documents, and any other documents modifying, extending or consolidating, the Security Documents;

(ii) all title insurance charges and premiums;

(iii) all appraisal, survey, investigation and insurance fees and expenses and all costs of preparing environmental and insurance reports concerning the Project; and

(iv) all other fees, costs and expenses referred to in Section 14.3 of this Agreement.

7.16.            Plans, (a) The Company shall proceed with diligence and continuity to cause Substantial Completion to occur on or before the Completion Date in accordance with the Plans 'and all Legal Requirements. Without limiting the generality of the foregoing, Substantial Completion shall be achieved free and clear of Liens or claims for materials supplied or for labor or services performed in connection with the Construction of the Improvements or otherwise.

(b) Final Plans for each Phase of the Project shall be approved by TDF and TDF's Consultant prior to the commencement of each Phase of the Project. If TDF and TDF's Consultant do not approve or provide comments to such final Plans for any Phase of the Project within ten (10) Business Days after actual receipt of such Plans by TDF's Consultant (and receipt by TDF of a copy of the transmittal letter to the TDF's Consultant), then such Plans shall be deemed to have been approved by TDF.

(c) The-Company shall promptly submit to TDF's Consultant for its review and approval all proposed material changes or proposed material additions to the Plans (simultaneously with such submission, Company shall deliver to TDF a copy of the transmittal letter to TDF's Consultant with respect to such proposed changes or additions). Such proposed changes or proposed additions may not be implemented without the prior written approval of TDF, which shall not be unreasonably denied. If TDF and TDF's Consultant do not approve or provide comments to such proposed changes or proposed additions to the Plans for any Phase of the Project within ten (10) Business Days after actual receipt of such proposed changes or proposed additions to the Plans by TDF's Consultant (and receipt by TDF of a copy of the transmittal letter to the TDF's Consultant), then such proposed changes or proposed additions to the Plans shall be deemed to have been approved by TDF.

(d) Company shall also deliver simultaneously with the proposed Plans (and any modifications or amendments thereto) all relevant information and materials in order to facilitate a proper and adequate review of the Plans (and any modifications or amendments thereto) by TDF and TDF's Consultant, and Company shall promptly furnish from time to time any addi-tional information and material reasonably requested by TDF's Consultant in order to adequately. review the Plans (and any modifications or amendments thereto).

(e) As used in this Section 7.16, the term "actual receipt" shall mean receipt of the  Plans, or proposed changes or additions thereto, as the case may be, by TDF's Consultant, together with all relevant supporting information and materials.

7.17.           Delivery of Agreements. The Company will deliver to TDF, promptly after demand, copies of any contracts, bills of sale, statements, receipted vouchers or agreements, under which the Company claims title to any materials, fixtures or articles incorporated in the Project and subject to the Lien of the Mortgage. The Company shall deliver to TDF copies of all Construction Documents and Project Documents hereafter entered into immediately after the same are entered into.

7.18.           Correction of Work. The Company will, upon demand of TDF or TDF's Consultant, promptly correct any structural defect in the Improvements or any material departure from the Plans not approved by TDF and TDF's Consultant, to the extent any such approval is required pursuant to Section 7.16 hereof, it being agreed that the making of any Disbursement shall not constitute a waiver of TDF's right to require compliance with this covenant with respect  to any such defects or departures from the Plans.

7.19.           Revised Budget. The Company will, at its sole cost and expense, furnish to TDF with each Request for Disbursement, a revised Budget, which shall indicate revisions made to the Budget, if any, from the copies thereof previously submitted to TDF. Such revised Budget shall be subject to the approval of TDF, which shall not be unreasonably denied if TDF is provided with evidence satisfactory to it as to the proposed source and availability of any additional funds required for any increase in the proposed Budget.

7.20.           Notices. The Company shall give notice to TDF promptly upon the occurrence of:

(a) any (i) default or event of default under any Prime Contract or Major Trade Contract, (ii) litigation, investigation or proceeding of which the Company has knowledge which may exist between the Company and any Government Authority and (iii) any pending or threatened litigation or action of a Government Authority of which the Company has knowledge concerning the presence, release, threat of release, placement on or in, or the generation, transportation, storage, treatment or disposal at, the Project of any Hazardous Material:

(b) any notice given or received pursuant to any of the Operative Documents, the Project Documents or the Construction Documents alleging that a default or other failure by the Company has occurred thereunder; and

(c) any condition which results, or is likely to result, in an Unavoidable Delay in Substantial Completion.

Each notice pursuant to this Section 7.20 shall be accompanied by a statement of the Company setting forth details of the occurrence referred to therein and stating what action the Company proposes to take with respect thereto.

7.21.           No Encroachments. The Improvements shall be constructed entirely within the perimeter of the Property and shall not encroach upon or overhang (unless consented to in writing by the affected property owner) any easement or right-of-way or land of others, and when erected shall be wholly within any building restriction lines, however established.

7.22.            Insurance. The Company shall provide and maintain at all times insurance in such forms and covering such risks and hazards and in such amounts and with such companies as may be required by the Pledge Agreement and Section 9, 5.3. of this Agreement, and shall deliver such originals of these policies, or signed insurance binders relating thereto and copies of the policies, to TDF.

7.23.            Application of Insurance and Condemnation Proceeds. The application of all insurance or condemnation proceeds realized from the damage, destruction or condemnation of the Project, or any portion thereof, shall be governed by the Pledge Agreement.

7.24.            Compliance with Documents. The Company shall abide by, perform and comply with all material terms and conditions of the Management Agreements, the Construction Documents and the other Project Documents and the Company, at its sole cost and expense, shall use best efforts to secure or enforce the performance of each and every material obligation, covenant, condition and agreement to be performed by the other parties under any such documents.

7.25.            [Reserved]

7.26.            Asbestos. The Company will not install, permit to be installed or suffer to exist in the Improvements, friable asbestos or any substance containing asbestos and existing in a manner or for a use deemed hazardous by federal or Commonwealth regulations respecting such material.

7.27.            Final Survey. The Company will deliver to TDF within 120 days after the date of Substantial Completion an update of the Survey, dated no earlier than the date of Substantial Completion, with a certification that no encroachments exist by the Improvements or on the Property other than those shown on the Survey and consented to, in writing, by TDF, and indicating the completed Improvements, the dimensions thereof at ground surface level, the distance therefrom to the facing exterior property lines and other buildings and any set-back lines, the location of access to the Project and all utility, water and other easements directly affecting the Project.

7.28.             Use of Disbursements. The Company will receive and apply all Disbursements to the payment of the Hard Costs and Soft Costs within the Budget for which the applicable Request for Disbursement was made.

7.29.             Leasing. To the extent that the Company leases space in the Project, the Company shall lease and cause the lessee to operate the space to be leased in a manner compatible with the operation of, the Property as a championship golf course. From time to time upon the request of TDF, the Company shall provide to TDF such information as TDF shall request with respect to the Company's leasing activities and policies. All leases for all or any portion of the Property shall be subordinate in all respects to this Agreement and to the Security Documents. The Company shall not enter into a lease for any space in the Property without first delivering to TDF an Assignment of Rents in connection therewith.

7.30.             Limits on Cash Distributions to Shareholders. Unless otherwise agreed to in writing by TDF, the Company shall not pay dividends or make other distributions to or on behalf of any of its shareholders, or pay interest on or principal of any Debt due to its shareholders or Affiliates at any time unless the Company is in compliance with the following terms and conditions and such distributions are strictly in accordance with the following priorities:

(i) To the extent there is Excess Cash Flow for any period (treated as a single accounting period) commencing on January 1, 2001 and ending on the last day of the fiscal year immediately preceding the date of the proposed distribution (the "Relevant Fiscal Year"), the Company may pay or distribute to its stockholders or Affiliates 75% o of such Excess Cash Flow, provided, (a) the Company deposits in the Excess Cash Flow Reserve, at the time it makes such distribution, an amount equal to one-third of the amount distributed and (b) the Company's Debt Coverage Ratio for the Relevant Fiscal Year is at least 1.25 to 1.00; provided, however, that if at the time of the distribution (i) the Bonds are not redeemable pursuant to the optional redemption provisions of the Trust Agreement, (ii) the Company is unable to purchase Term Bonds at a price of 102% of the principal thereof or lower (as shown by a letter from an investment banker acceptable to TDF stating. that Term Bonds at such price are not available for purchase in the market at the time), and (iii) the maximum yield that the Company can obtain on investments in the Excess Cash Flow Reserve is lower by 1% or more than the weighted average interest rate of the Bonds, then the maximum that the Company shall be required to deposit and maintain in the Excess Cash Flow Reserve while such conditions exist shall be limited to six months of debt service on the Bonds, calculated on the basis of the six months commencing after the end of the month in which the distribution is to be made, and the Company may distribute any Excess Cash Flow in excess of such maximum amount, subject to compliance with the other provisions of this Section.

(ii) The foregoing distributions shall not be made until the audited financial statements of the Company for the Relevant Fiscal Year have been delivered to TDF and the calculation of Excess Cash Flow and Debt Coverage Ratio made by the Accountant has been agreed to and accepted by TDF; provided, however, that the Company may pay, on a quarterly basis, interest and principal to PDMPI with respect to the remaining $8,774,340.15 of its existing loan due to PDMPI provided it certifies that it has determined with reasonable certainty that the amount of Excess Cash Flow that it will have after the end of the Relevant Fiscal Year and that will be available pursuant to this Section to pay such interest and principal will be sufficient to pay such interest and principal, and provided that if, after the end of the Relevant Fiscal Year, it is determined that the Company paid to PDMPI monies in excess of those that it could pay in accordance with this Section, such excess monies, if not reimbursed by PDMPI, shall reduce the amounts that may be paid in subsequentt years. In the event that the Company pays to PDMPI, in accordance with the preceding proviso, in any three fiscal years, monies in excess of those that it is ultimately determined should have been paid, the Company shall no longer be entitled to pay interest and principal to PDMPI on a quarterly basis pursuant to such proviso.

(iii) The restriction set forth in this Section 7.30 on the repayment of debt due to PDMPI shall not be applicable to up to $1,500,000:in revolving debt due to PDMPI from time to time, which may be repaid at any time from any funds available to the Company provided (A) there is no Default or Event of Default at the time, (B) all amounts required to be deposited in the Debt Service Reserve and the Working Capital Reserve have been so deposited, and (C) the Company maintains the balance of such revolving debt at zero during 15 consecutive days during each calendar-year. In the event any of these conditions is not met, such revolving debt shall be subject to all the restrictions set forth in this Section 7.30.

(iv) in the event TDF does not accept the calculation of Excess Cash Flow or Debt Coverage Ratio made by the Accountant as set forth in clause (i) above, TDF shall identify its objections to such calculations within 30 days of receipt of the audited financial statements (it being agreed that if TDF does not identify any objections within such 30-day period, such calculation shall be deemed approved by TDF), and the Company and TDF shall agree on a mutually acceptable third party accountant to resolve the dispute. If the Company and TDF cannot agree on a third-party accountant, then the Accountant and an accountant designated by the TDF shall choose a third-party accountant to resolve the dispute.

(v) There shall exist no Default or Event of Default under this Agreement at the time the distribution is to be made.

7.31.            Compliance with Environmental Laws. The Company will comply with any and all Legal Requirements and Environmental Laws with respect to the discharge, removal and disposal of Hazardous Material, and the Company shall pay or cause to be paid immediately when due the costs of removal and disposal of any such Hazardous Material, and shall keep the Project free of any Lien imposed pursuant to such Legal Requirements or Environmental Laws. The Company further agrees not to release or dispose of any Hazardous Material at the Project in violation of any applicable law or regulation, and any such release or disposal will be in compliance with all Legal Requirements and conditions established by TDF, if any. TDF shall have the right upon reasonable notice and for a reasonable cause to conduct an environmental audit of the Project at any time and at the Company's sole cost and expense. The Company shall cooperate in the conduct of any such environmental audit. In addition to all other rights available to TDF in connection therewith, if the Company fails to comply with any requirement of this Section, TDF may, but shall not be obligated to, cause the Project to be freed from the Hazardous Material, with the cost of the removal and disposal thereof being payable by the Company upon TDF's demand therefor, The Company shall give TDF and its agents and employees access to the Project to remove Hazardous Material, and the Company agrees to and does hereby indemnify and hold TDF harmless from and against all loss, costs, damages and expenses (including, without limitation, attorneys' fees and disbursements) that TDF may sustain by reason of the assertion against TDF by any party of any claim in connection with such Hazardous Material, except to the extent such claim results from TDF's or its agents' negligence or willful misconduct,

7.32.           Additional Assignments. (a) The Company agrees to enter into Assignments of Depository Accounts and Assignments of Contracts at all such times as the same may be required in order to ensure that TDF has a valid security interest in all depository accounts and all contracts and agreements of the Company, respectively, to the extent permitted by law. Within fifteen (15) days after the end of each month, the Company shall provide TDF, on a monthly basis, with schedules describing any new depository accounts opened (including the name and address of each institution where such depository accounts are held), and shall execute and deliver confirmatory written assignments of such depository accounts to TDF.

(b) The Company further agrees to enter into an Assignment of Rents each time that a new lease is entered into for any portion of the Project.

(c)  With the exception of leased property and equipment and property and equipment acquired through purchase money financing, in each case in accordance with the provisions of Section 7,4 and Section 7.5 of this Agreement, the Company shall execute and deliver a Master Security Agreement, or Master Security Agreements, within the meaning of and creating a security interest under the UCC, to TDF in connection with (i) any and all tangible personal property, including fixtures, purchased by the Company for use at or in connection with the Property, (ii) any buses, limousines or other moving vehicles purchased by the Company for use at or in connection with the Property, (iii) all accounts receivable obtained in connection with the Property, and (iv) all of the collateral assigned to TDF pursuant to the Assignment of Contracts, Assignment of Depository Accounts, Assignment of Depository Accounts (Capital Improvements) and Assignment of Rents, provided that such tangible personal property, buses, limousines or other moving vehicles are not financed through purchase money financing or Leases otherwise permitted pursuant to the terms of this Agreement, and shall also execute and deliver on demand such other agreements and instruments as TDF may request in order to further document or perfect its security interest upon any of such property, including, without limitation, UCC-1 Financing Statements, in form and substance satisfactory to TDF, The Company shall cause the same to be properly filed for record in the Department of State, the corresponding Section of the Property Registry of Puerto Rico and/or the Department of Transportation and Public Works of Puerto Rico, as applicable, at the sole cost and expense of the Company. Such Master Security Agreement shall constitute a valid first priority lien subject to no other liens, security interests, conditional sales contracts or title retention agreements. TDF shall have all the rights and remedies of a secured party under the UCC, in addition to any other rights or remedies specified in this Agreement: The Company's principal place of business and the secured party's address is set forth in Section 8,16.

7.33.            Amounts Secured by Mortgage. Any costs and expenses incurredd by or amounts advanced by TDF pursuant to the terms hereof and all other Reimbursement Obligations (as defined in the Pledge Agreement), shall be secured by the Mortgage.

7.34.           Sole Business Puerto Rico is and shall be the only jurisdiction in which the Company owns real property or conducts business and the sole. business conducted by the Company at any time is and shall be the development and operation of the Project.

7.35.            Loan Agreement Covenants. The Company shall comply with all of the covenants of the Company set forth in the. Loan Agreement.

7.36.           Continuous Operation, The Company shall continuously operate the Project in a sound and efficient manner, in accordance with all Legal Requirements and Environmental Laws subject to the terms of Section 7.10 hereof.

7.37.           Accounting. The Company shall maintain accounting, management information and cost control systems acceptable to TDF.

7.38.            Accountant, The Company shall engage the Accountant and authorize the Accountant to communicate directly with TDF regarding the Project and the Company.

7.39.           [Reserved]

7.40.            [Reserved]

7.41.            Affiliate Transactions. The Company shall not, without the prior written consent of TDF, enter into any transaction that is not a bona fide arm's-length transaction with an Affiliate of the Company, except as set forth in Exhibit 7.41 hereof. All transactions with Affiliates of the Company, including those set forth in Exhibit 7.41 and those approved by TDF, are and will be on economic terms that are substantially similar or better for the Company than those that could be obtained from an independent third party that is not an Affiliate of the Company.

7.42.           Change in Business. The Company shall not, without the prior written consent of TDF, substantially modify the Company's business or the operation of the Project.

7.43.            Quality. The Company shall not, without the prioi written consent of TDF, allow for a reduction in quality or standard of Construction, of furniture, fixtures, equipment or operating services in connection with the Project, from those specified in the Plans or customary in a championship Puerto Rico golf course and a resort such as Palmas del Mar.

7.44.            Terminations. The Company shall give written notice to TDF of its desire to terminate an Operator and the circumstances justifying such action, as well as of its intended plans for replacing such Operator, not less than 1 day prior to the proposed date of termination.

7.45.            Events of Taxability. The Company shall not, without the prior written consent of TDF, take any action or fail to take any action that would constitute an Event of Taxability, as defined in the Loan Agreement.

7.46.            Easements, Covenants and Restrictions, Except for routine utility, golf course, drainage, and access easements, which shall be located on a survey (a copy of which shall be provided to TDF) and which shall not unreasonably interfere with the development or use of the Property, the Company shall not, without the prior written consent of TDF, which shall not be unreasonably denied, record any easements, covenants, conditions or restrictions against any portion of the Property,

7.47.           Reporting Requirements, In addition to any other documents, statements, balance sheets, instruments, notices, materials and information required to be provided by'the Company to TDF, the Company shall provide or cause to be provided to TDF the following:

(a) on a monthly basis during Construction of the Project, project implementation and progress reports, all in form, substance and detail reasonably satisfactory to TDF and TDF's Consultant;

(b) on a monthly basis, all reports regularly prepared by any of the Operators for delivery to the Company;

(c) on an annual basis, not more than 120 days following the end of the Company's fiscal year, statements of financial transactions with Affiliates of the Company, in form, substance and detail satisfactory to TDF;

(d) as they arise, notice of events known to the Company which are likely to cause a default pursuant to any of the Operative Documents, the Trust Agreement or any documents executed in connection therewith; and

(e) as they arise, notice of material adverse events or conditions affecting the Project.

7.48.           [Reserved]

7.49.           Tax and Insurance Escrow. If required by TDF during the continuance of a Default or Event of Default, the Company shall deposit quarterly with TDF during the term of this Agreement, in an interest bearing account (to the extent permitted under the Trust Agreement and otherwise permitted under law), a sum equal to one-fourth of the yearly taxes and assessments which may be levied against the Property, and one-fourth of the yearly premiums for insurance thereon, Any insufficiency of such account to pay such taxes, assessments and premiums when due, shall be paid by the Company into the aforesaid account upon demand by TDF. The amount of all deposits required to be made hereunder for taxes and assessments shall be calculated assuming that the maximum discounts allowable under the then current law for the early payment of taxes and assessments shall be taken: TDF hereby covenants and agrees with the Company to pay all taxes and assessments within the period entitling the Company to the maximum discount available by law for the payment of such taxes and assessments. If, by reason of any default by the Company under the Operative Documents, TDF declares all sums secured thereby to be due and payable, TDF may then apply any funds in said account against the entire outstanding balance due TDF.

7.50.           Operating Budget. Within thirty (30) days prior to the commencement of each fiscal year of the Company, the Company shall submit to TDF for its review a projected annual operating budget substantially in the form customarily used in the industry (the "Operating Budget") together with assumptions in narrative form, which shall set forth in detail (i) monthly estimates of revenues, including estimates of membership fees and green fees, (ii) an annual capital improvements budget; (iii) an annual advertising and marketing budget; (iv) departmental revenues and expenses; (v) projected gross operating profit; (vi) projected cash flow; and (vii) a separate Line Item, consistent with the Chart of Accounts recommended by the Uniform System of Accounts, as to any major category of expense.

7.51.           [Reserved]

7.52.            Equipment Leases. The Company shall assign to TDF, as collateral security, and provide TDF with copies of, all major equipment leases pertaining to the leasing of furniture, fixtures and equipment at the Project together with agreements or consents from all major equipment lessors confirming that TDF shall become the lessee under such leases upon an Event of Default. The Company shall not lease any equipment the purchase of which is contemplated in a budget submitted to TDF without the prior written approval of TDF. For purposes of this subsection, the term "major equipment leases" shall mean equipment leases which provide for annual lease payments equal to or greater than $50,000 per year.

7.53.           Prime Contractors, Each Prime Contract shall be with a Prime Contractor approved for such work by TDF's Consultant. Prior to commencing any work in connection with the Project, each Prime Contractor shall provide its Consent and Agreement to the collateral assignment to TDF of its Prime Contract,

7.54.           Prime Contracts, Each Prime Contract shall be on the form of contract approved by TDF in accordance with Section 10.2 hereof, and shall require that each Prime Contractor maintain insurance coverages reasonably acceptable to TDF.

7.55.           Contracts Calling for Deposits. Each contract for the purchase of materials as to which a deposit is to be funded pursuant to Section 9.5.2 hereof to be incorporated into the Improvements shall contain a provision providing that such contract shall be assignable without the prior written approval of the vendor of such materials,

7.56.            [Reserved.]

7.57.           Payment of Debts, The Company shall not fail to pay any material Debt or Debts, as the case may be (but excluding Debt pursuant to this Agreement), or any interest or premium thereon, when due (whether by scheduled maturity, required prepayment, acceleration, demand or Otherwise) and permit such failure to continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt or Debts; or otherwise default under any agreement or instrument relating to any such Debt or Debts, or permit any other event to occur and continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such default or event is to accelerate the maturity of such Debt or Debts or to cause the holder of such Debt or Debts (or any trustee or agent for the holders thereof) to threaten expressly or by implication, the acceleration of the maturity of such Debt or Debts; or permit any Debt or Debts to be declared to be due and payable, or required to be prepaid (other than by regularly scheduled required prepayment), prior to the stated maturity thereof,

7.58.           No Assignments, The Company shall not assign any Disbursement to be made pursuant to this Agreement, the Trust Agreement or the Loan Agreement, or any interest in any of the foregoing, except as may be expressly permitted hereunder.

7.59.            Establishment and Replenishment of Working Capital Reserve. The Company shall establish a Working Capital Reserve, which shall initially be funded with $800,000 from the proceeds of the Bonds. The Company shall, on an annual basis within 120 days after the end of the Company's fiscal year, prior to making any distributions to its shareholders as contemplated by Section 7.30, replenish from any available funds (to the extent of such available funds) the Working Capital Reserve, to the extent of disbursements made therefrom not previously replenished.

7.60.            Establishment and Funding of Excess Cash Flow Reserve. The Company shall establish an Excess Cash Flow Reserve. The Company shall, prior to making any distributions to its stockholders as contemplated by Section 7.30, deposit into the Excess Cash Flow Reserve the amount required by Section 7.30. Funds in the Excess Cash Flow Reserve shall be invested in investments selected by the Company and reasonably approved by TDF (it being agreed that investments permitted under the Trust Agreement are hereby approved by TDF), shall be pledged to TDF to secure the Company's obligations hereunder and may be used by the Company (i) to redeem or purchase any of the Term Bonds (or, with the prior written consent of TDF, Serial
Bonds) for cancellation, (ii) to finance extraordinary capital improvements approved by TDF (it being understood that regularly scheduled capital improvements shall not normally be funded from the Excess Cash Flow Reserve), or (iii) with the prior written approval of TDF, to cover operating deficits,

7.61.           Funding of Debt Service Reserve, TDF acknowledges that the Debt Service Reserve may be utilized, from time to time, for the payment by the Trustee of interest on and principal of the Bonds, whether at maturity, by acceleration or in satisfaction of the Amortization Requirement, as that term is defined in the Trust Agreement. The Company shall be obligated to replenish the Debt Service Reserve to the extent of any Debt Service Reserve Fund Deficiency, as that term is defined in the Trust Agreement, in accordance with the terms of Section 4.01 of the Loan Agreement and Section 7.11 of this Agreement.

7.62.           Optional Redemption of Bonds. TDF hereby agrees that, to the extent the Company is permitted to purchase Bonds or to redeem Bonds pursuant to the optional redemption provisions of the Trust Agreement, the Company may purchase or redeem Bonds in any order of maturity, provided such purchase or redemption is made with funds other than those deposited in the Excess Cash Flow Reserve.

7.63.           [Reserved ]

8.           REPRESENTATIONS AND WARRANTIES. The Company represents and warrants to TDF as follows (which representations and warranties shall survive the execution and delivery of this Agreement and the other Operative Documents, regardless of any investigation made by TDF or on its behalf):

8.1.           Due Organization.

8.1.1. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, is duly authorized to do business in Puerto Rico, and has all necessary power and authority to own its properties, to conduct its business as presently conducted or proposed to be conducted, and to enter into and perform its obligations under this Agreement, the other Operative Documents and the Construction Documents to which the Company is a party, and possesses all licenses and approvals necessary for the conduct of its business as it exists at such time. True and complete copies of the Company's certificate of incorporation and by-laws have been delivered to TDF. The only shareholder of the Company is PDMPI, which is a wholly-owned subsidiary of Maxxam.

8.2.           No Violation. The consummation of the transactions herein contemplated and the execution, delivery and performance by the Company of its obligations under this Agree-ment, the other Operative Documents, the Project Documents and the Construction Documents to which it is a party and all other agreements to be executed by the Company in connection herewith or therewith have been duly authorized by all necessary corporate action, and do not and will not violate any Legal Requirement or any law or any regulation, order, writ, judgment, injunction or decree of any Government Authority known to the Company, or result in a breach of any of the terms, conditions or provisions of, or constitute a default under, or result in the creation or imposition of any Lien upon any of the assets of the Company (except as contemplated hereby and by the other Operative Documents) pursuant to the terms of the Company's articles of incorporation or by-laws, or any morfgage, indenture, agreement or instrument to which the Company is a party or by which it or any of its properties is bound. The Project and the use, occupancy, operation and condition thereof, in its present stage, are in compliance with all applicable Legal Requirements except as otherwise provided in Exhibit 8.2 hereof

8.3.           Consents. All authorizations, consents and approvals of, notices to, registrations or filings with, or other actions in respect of or by, any governmental body, agency or other instrumentality or court (collectively, the "Consents") required in connection with the execution, delivery and performance by the Company of this Agreement, the other Operative Documents, the Project Documents and the existing Construction Documents and all other agreements to be executed by the Company in connection herewith or therewith to which it is a party have been duly obtained, given or taken and are in full force and effect or will be duly obtained, given or taken and will be in full force and effect when required or prior to commencement of each Phase, and the Company agrees that all consents required for the Construction and operation of the Improvements and otherwise in connection with the carrying out or performance of any of the transactions required or contemplated hereby or thereby will be obtained when required. A list of all material licenses and permits required to operate and construct the Project is attached as Exhibit 8.3 hereto.

8.4.           Enforceability. This Agreement, the other Operative Documents, the existing Project Documents and the existing Construction Documents to which the Company is a party have been duly executed and delivered on behalf of the Company and are legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms subject to applicable bankruptcy, reorganization, insolvency and other similar laws now or hereafter in effect, affecting the enforcement of creditors' rights generally.

8.5.            No Litigation. Except as set forth in Exhibit 8.5 hereof, there is no action, suit, proceeding, inquiry or investigation, at law or in equity, before or by any court, public board or body pending of which the Company has been notified or, to the best of the Company's knowledge, threatened against or affecting the Company or the Project, or any portion thereof (including, without limitation, any condemnation or eminent domain proceeding against the Project, or any portion thereof), wherein an unfavorable decision, ruling or finding would have an adverse effect on the properties, business, condition (financial or other) or results of operations of the Company, the transactions contemplated by this Agreement, the Project, the other Operative Documents, the Project Documents and the existing Construction Documents or which would adversely affect the validity or enforceability of, or the authority or ability of the Company to perform its obligations under, this Agreement, the other Operative Documents, the Project Documents and the existing Construction Documents to which it is a party.

8.6.           No Defaults. Except as provided in Exhibits 8.2, 8.5 and 8.22, the Company is not in default under nor are there any violations or notices or other records of violation of any law or any regulation, order, writ, injunction or decree of any court or governmental body, agency or other instrumentality applicable to the Company (including, without limitation, any zoning, health, safety, building, environmental or other statute, ordinance or restriction affecting all or any part of the Project or any use or condition thereof), and no default has occurred and is continuing under this Agreement, any Debt or any indenture or other agreement or instrument governing outstanding Debt of the Company, or any other contract, agreement or instrument to which the Company is a party or by which it or its property is bound, and no event has occurred which with the giving of notice or the passage of time or both would constitute such a default.

8.7.           Tax Returns. The Company has filed all tax returns, or extensions thereof, required by law to be filed, and has paid all taxes, assessments and other governmental charges levied upon the Company and its properties, assets, income and franchises which are due and payable, other than those presently payable without penalty or interest. The charges, accruals and reserves on the books of the Company in respect of federal, state and commonwealth income taxes for all fiscal periods are adequate in the opinion of the Company.

8.8.           Compliance with ERISA. Each Employment Compensation Plan, if any, is in substantial compliance with ERISA, all contributions required to be made to any Employment Compensation Plan by its terms, the Code or ERISA (including any quarterly installments required under Section 412(m) of the Code) have been made by the applicable due date, no Employment Compensation Plan is insolvent or in reorganization, no Plan has an accumulated or waived funding deficiency within the meaning of Section 412 of the Code, neither the Company nor a Subsidiary nor an ERISA Affiliate has incurred any material liability (including any material contingent liability) to or on account of an Employment Compensation Plan pursuant to Section 4062, 4063, 4064, 4201 or 4204 of ERISA, no proceedings have been instituted to terminate any Plan, and no condition exists which presents a material risk to the Company or a Subsidiary of incurring a liability to or on account of an Employment Compensation Plan pursuant to any of the foregoing Sections of ERISA.

8.9.            Other Facts. There is no fact within the Company's knowledge particular to the Company or the Project which directly adversely affects or in the future is likely to directly adversely affect the business, property, assets or financial condition of the Company which has not been set forth in this Agreement or in any other Operative Documents,

8.10.            Other Representations and Warranties, The Company hereby makes to TDF each of the representations and warranties made by the Company contained in the Operative Documents to which the Company is a party as if such representations and warranties were set forth in full herein.

8.11.           Financial Statements. The Financial Statement of the Company previously delivered to TDF fairly presents the financial position of the Company, as of such dates and the results of its operations and changes in its financial positions for the period then ended, all in accordance with generally accepted accounting principles as in effect from time to time, applied on a basis consistent with the most recent financial statements of the Company delivered to TDF. The Company does not have any contingent obligations, liabilities for taxes or other outstanding liabilities or obligations, fixed or contingent, which are material, individually or in the aggregate, except for the following outstanding obligations: (i) the Loan, (ii) those liabilities and obligations in connection with the Project that have been disclosed to TDF and (iii) those liabilities and obligations disclosed in the financial statements described in this Section 8.11. Since the respective dates set forth in the Financial Statements described in the first sentence of this Section. 8.11 there has been no adverse change in the condition (financial or other), business, operations or prospects of the Company. Neither the aforesaid financial statements of the Company, nor any certificate or statement furnished to TDF by or on behalf of the Company in connection with the transactions contemplated hereby nor any representation nor warranty in this Agreement, when taken collectively as a whole and in the context made and to whom made, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein or herein not misleading in light of the circumstances in which they were made.

8.12.            Margin Regulations. The Company is not engaged principally, or as one of its important activities, in the business of extending credit for the purpose of "purchasing" or "carrying" any "margin stock" within the meaning of Regulation U of the Board of Governors of the Federal Reserve System. No part of the proceeds of the Bonds will be used to purchase or carry any margin stock, or to extend credit to others for that purpose,- or for any purpose that violates the provisions of Regulation U or X of the Board of Governors of the Federal Reserve System.

8.13.            Investment Company Act. The Company is not an "investment company" or a company "controlled" by an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

8.14.           Disclosure. The Preliminary Official Statement, as of its date, and the Official Statement, as of its date and as of the date hereof, did not and do not contain any untrue state-ment of material fact or omit to state any material fact (other than any fact relating to and supplied by TDF) necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

8.15.           Management Agreements and other Agreements. The Management Agreements are in full force and effect; no event has occurred and is continuing which constitutes a default on the part of the Company under the Management Agreements, or would constitute any such default but for the giving of notice or lapse of time or both, The Construction Contracts, the Architect Agreements, the Trade Contracts, the other Construction Documents and the other Project Documents heretofore executed by the Company are in full 'force and effect, not having been amended, modified, terminated or otherwise changed, or the provisions thereof waived, except as permitted hereunder.

8.16.           Location of Company, The place of business or chief executive office of the Company is located in Humacao, Puerto Rico. The Company will give TDF prior written notice of any relocation of such office.

8.17.            Plans; Construction. The Plans are satisfactory to the Company and have been approved, to the extent required by applicable law, ordinance or regulation or any effective restrictive covenant, by all Government Authorities and the beneficiaries of any such covenant, respectively. All Construction, if any, heretofore performed in connection with the Improvements has been performed within the perimeter of the Property or within the area of an easement benefitting the Property and with respect to which such Construction is permitted, and in accordance with the Plans and all Legal Requirements, and such Construction has been fully paid for or else payment is not yet due or payment is being disputed in good faith, provided that any such disputes are described in Exhibit 8,17 and such failure to pay would not adversely affect the Company's ownership rights in the Project. When constructed, the Improvements will be free of structural defects. The Company has no knowledge of any violation of any Legal Requirements with respect to the Improvements, and the anticipated use thereof complies with all restrictive covenants. affecting the Project and, to the Company's knowledge, all Legal Requirements.

8.18.           Availability of Utilities. All utility services and facilities necessary for the Improvements and, upon completion of Construction, the operation and occupancy of the Improvements for their intended purposes and which must be. obtained from sources located outside the boundaries of the Property are available at the boundaries of the Property, including water supply, storm and sanitary sewer facilities, and electric and telephone facilities.

8.19.           No Liens. Except for the Operative Documents, the Construction Documents, the Project Documents, and the Permitted Encumbrances, the Company has made no contract or arrangement of any kind, the performance of which by the other party thereto would give rise to a Lien against all or any portion of the Collateral.

8.20.            Compliance with Building Codes, Zoning Laws, Etc. The current zoning law and declarations covering the Project permit the Construction of the Improvements, and, upon completion of Construction, permit the Improvements to be used as contemplated by this Agreement. The Project and, upon completion of Construction, the Improvements and the proposed use thereof will be in all material respects in compliance with all Permits and all Legal Requirements,

8.21.           Security Documents, The provisions of each Security Document are effective to create a legal, valid and enforceable Lien on or security interest in all of the Collateral described therein, subject to the proper filing thereof when required, and when the appropriate recordings and filings have been effected in public offices, each of the Security Documents will constitute a perfected Lien on and security interest in all right, title, estate and interest in the Collateral described therein, prior and superior to all other Liens, except as permitted under this Agreement and the Operative Documents.

8.22.           Hazardous Materials. To the best of the Company's knowledge, except as described in Exhibit 8.22, the Property and the Improvements are not currently, and have never been, subject to Hazardous Materials or their effects in any material respect. The Property and the Improvements thereon are in compliance in all material respects with the Environmental Laws except as provided in Exhibit 8.22 hereof The Company has no knowledge of any claims, litigation, administrative or other proceedings, whether actual or threatened, or judgements or orders, regarding any Hazardous Materials relating in any way to the Property or the Improvements.

9.           DISBURSEMENTS.

9.1.           Funds for Disbursement. The funds to be disbursed for Construction of the Improvements and development of the Project shall be those funds under the control of the Trustee pursuant to the Trust Agreement and such additional funds as are deposited with the Trustee from time to time in its separate and distinct capacity as agent pursuant to the Investment Agreement. Such funds, as augmented from time to time from whatever source, shall be available for the payment of the amounts referred to in the Budget, in accordance with the terms of this Agreement. In no event shall TDF be obligated to independently provide any funds to the Trustee in connection with the Project.

9.2.           Requirements for All Disbursements.

9.2.1.   Procedures for Disbursements. Any and all Requests for Disbursements by the Company shall be in accordance with the following terms and conditions:

9.2.1.1.each Request for Disbursement shall require the approval of TDF prior to submission to the Trustee for funding;

9.2.1.2. each such Request for Disbursement shall be executed by an Authorized Company Representative and shall be delivered to TDF, after having been reviewed by TDF's Consultant, together with supporting information and materials, not less than ten (10) Business Days prior to the proposed date of Disbursement by the Trustee;

9.2.1.3. with the exception of the Initial Disbursement, all Disbursements by the Trustee shall be made on a monthly basis;

9.2.1.4. TDF shall not be obligated to approve aRequest for Disbursement unless TDF is satisfied that (i) there exists no Default or Event of Default, and (ii) the conditions precedent under this Agreement to the making of such Disbursement have been satisfied by Company;

9.2.1.5. Each Request for Disbursement shall be accompanied by the revised Budget, if any, required by Section 7.19; and

9.2.1.6.  After receiving any Request for Disbursement, if TDF shall determine that the conditions to a Disbursement specified in this Agreement-have not been satisfied with respect to such requested Disbursement, then TDF shall give the Company notice to such effect not less than three (3) Business Days prior to the proposed date of Disbursement, or if such conditions have been satisfied, then TDF shall approve in writing such Request for Disbursement not later than the proposed date of Disbursement. If TDF fails to give such notice or approval within the time period provided above, the Request for Disbursement shall be deemed to have been approved.

9.2.2.   Contents of Request for Disbursement. Each Request for Disbursement shall specify:

9.2.2.1. the amount that the Company requests be disbursed and the amount to be allocated to each Line Item;

9.2.2.2. the amount contained in each Line Item (as modified from time to time) for which disbursement is requested, the amount allocated to each Trade Cost Item, insofar as a Disbursement from the Construction Line Item is requested, the amount remaining in each such Line Item and Trade Cost Item, the portion of the amount remaining in each such Trade Cost Item representing Retainage in connection with prior Disbursements, if applicable, and the amount of Retainage to be reserved from the requested Disbursement;

9.2.2.3. the percentage of completion, performance or delivery, as applicable, of the work, materials, services or expenses represented by each such Line Item and with regard to Disbursements requested for the Construction Line Item, as to each Trade Cost Item; and

9.2.2.4. the amount of any adjustment to any Line Item requested by the Company and the source of funds for such requested adjustment.

9.2.3     Method of Disbursement, Subject to the provisions of this Agreement and the Loan Agreement, TDF will direct the Trustee to disburse Project Funds in installments as follows:

9.2.3.1.  as to Hard Costs, all Disbursements for which .a Request for Disbursement has been made shall be based on the percentage of completion as agreed to by the TDF Consul-tant and the Company for Trade Cost Items, as applied to the actual amount contracted for relative to such Trade Cost Items; and

                9.2.3.2. as to Soft Costs, all Disbursements shall be in amounts equal to the aggregate of Soft Costs incurred by the Company through the end of the period covered by the relevant Request for Disbursement.

               9.2.3.3.  The amounts determined pursuant to subsection 9.2.3.1 and subsection 9.2.3.2 shall be reduced, to the extent applicable, by the following:

(a) the total of the Disbursements theretofore authorized or directed by TDF to be made by the Trustee for such labor, -services or materials;

(b) any costs covered by the relevant Request for Disbursement not approved, certified or verified as provided herein; and

(c)  as to Hard Costs only, the Retainage,

                 9.2.4.  Partial Disbursements. If any or all conditions precedent to making a Disbursement have not been satisfied on the applicable funding date for such Disbursement, TDF shall authorize or direct the Trustee to disburse only that portion of the requested Disbursement for which all of the conditions have been satisfied.

                 9.2.5.  Retainages. All Disbursements for Hard Costs other than (a) deposits placed pursuant to Section 9.5.2 hereof, (b) Stored Materials pursuant to Section 9.5.3, hereof, and (c) vehicles and tangible personal property pursuant to Section 9.6.1 hereof, shall be subject to a retention (each a "Retainage") equal to (i) a total of 10% of the requested amount until Construction under the relevant Construction Contract is 90% o complete, as determined by TDF's Consultant, and (ii) zero percent (0%) after Construction under the relevant Construction Contract is more than 90% complete, as determined by TDF's Consultant. All Retainage shall be disbursed simultaneously with the Final Disbursement in accordance with Section 9.8 hereof.

9.3.           Disbursement on the Date of Issuance. Provided that all of the conditions precedent set forth in Section 4 hereof have been met, TDF shall authorize and direct the Trustee to make the Initial Disbursement on the Date of Issuance.

9.4.           [Reserved.

9.5.           Disbursements For Construction Items within the Budget.

  9.5.1. Requests for Disbursement. Each Request for Disbursement for construction items within the Budget shall comply with Section 9.2 of this Agreement and shall be accompanied by (i) an Application and Certificate for Payment (AIA Document G702 and AIA Document G703), substantially in the form attached hereto as Exhibit 9.5.1, with such changes as TDF or TDF's Consultant may reasonably request, (ii) the Prime Contractor's, the Major Trade Contractor's and the Trade Contractor's, requisition for payment, dated on or about the date of such Request for Disbursement, accompanied by true copies of unpaid invoices and receipted bills and noting that the only amounts due and owing (other than any retainage pursuant to the terms of the applicable Prime Contract, Major Trade Contract or Trade Contract) are the amounts to be paid to the Prime Contractor, Major Trade Contractor or Trade Contractor out of the Disbursement being requested or amounts due and payable but which are being disputed by the Company and which are not included in such Request for Disbursement, each of which shall be certified as true and. complete by the Company, (iii) a list of all Major Trade Contracts, Trade Contracts and Prime Contracts executed since the date of the last preceding Disbursement, together with a certification that copies of the same have been submitted to TDF's Consultant prior to the date of such Request for Disbursement, (iv) a list of all Material Work Changes, together with a statement by the Company that copies of the same have been submitted to TDF's Consultant prior to or contemporaneously with the date of such Request for Disbursement, and copies of any other modifications of previously submitted Prime Contracts, Major Trade Contracts and Trade Contracts, (v) a list of all modifications, amendments or revisions to the Plans, together with copies thereof and backup materials required to be provided pursuant to Section 7.16 of this Agreement, to the extent not previously submitted, and (vi) evidence satisfactory to TDF that the full amount of the proceeds of the last preceding Disbursement has been paid out by the Company in accordance with the terms and conditions of this Agreement. In the case of any Disbursement to pay any Soft Cost (other than. interest due with respect to the Loan), such Request for Disbursement shall be accompanied by true copies of the unpaid invoices and a description of the costs for which the Disbursement is being made.

   9.5.2  Disbursements for Deposits. Disbursements for deposits placed with suppliers for materials, fabricated items or custom equipment (including, without limitation, furniture, fixtures, and equipment) shall be made in the amount of such deposits, in accordance with the terms of Sections 9.2 and 9.5.1 of this Agreement and the following terms and conditions:

9.5.2.1. All contract rights relating to the purchase of such materials shall be vested in the Company.

9.5.2.2. The Company shall deliver to TDF with respect to such deposits, copies of purchase orders or contracts and collateral assignments of the same to TDF.

9.5.2.3. In the event that such materials have a value in excess of $50,000, an acknowledgment of and consent to such assignment by the vendor of such materials,, at the sole cost and expense of the Company, if necessary to perfect a first priority security interest in favor of TDF in and to such purchase orders or contracts.

   9.5.3.  Disbursements for Stored Materials. Disbursements for materials, fabricated goods and custom equipment stored on or away from the Property (collectively, "Stored Materials") shall be made in accordance with the terms of Sections 9.2 and 9.5.1, of this Agreement and the following terms and conditions:

9.5.3.1 The Company shall provide proof satisfactory to TDF. that such Stored Materials are insured against all risk of loss for their full replacement cost, or if such insurance is not commercially available at reasonable rates, such lesser amount as is agreed upon by TDF's Consultant and the Company as being commercially reasonable and that such insurance contains a standard mortgagee loss payable endorsement.

9.5.3.2. The Company shall deliver to TDF (i) evidence satisfactory to TDF that (x) security measures have been taken to protect the Stored Materials from theft, casualty or deterioration including, if requested by TDF, storage in a bonded warehouse and (y) the Stored Materials are identified to the Project and are segregated so as to adequately give notice to all third parties of the Company's title in and to such materials, and (ii) if requested by TDF, written evidence from the supplier of the Stored Materials identifying such materials and indicating that ownership thereof is vested in the Company, free and clear of all Liens in favor of the supplier.

.9.5.3.3. If such materials have a value in excess of $50,000 and are located within the Commonwealth of Puerto Rico, TDF shall have received evidence satisfactory to TDF, which may include a security agreement, a UCC-1 Financing Statement, and a UCC-3 financing statement, granting TDF a first priority lien on and security interest in such materials registered in the appropriate registries, of TDF's perfected first priority lien on such materials. TDF is hereby authorized to withdraw an amount necessary to pay any taxes, filing fees or the like (in connection with such filing) from the Project Funds, without the requirement of any approval by the Company,

9.5.3.4.  In the event that any such Stored Materials are to be located outside of the Commonwealth of Puerto Rico for a period in excess of 30 Business Days and have a value in excess of $50,000, or that TDF reasonably believes that the Company may grant a security interest in the same Stored Materials to another party, or there exists a Default pursuant to this Agreement, the Company shall provide TDF with a perfected first priority lien on and security interest in such materials while the same are outside of the Commonwealth of Puerto Rico as a condition to TDF authorizing a Disbursement for such Stored Materials. In such instance, TDF is authorized hereby to withdraw an amount necessary to pay any taxes, filing fees or the like (in connection with the perfection of such a security interest) from the Project Fund, without the requirement of any approval by the Company.

9.5.3.5. TDF shall not be obligated to authorize or direct the Trustee to make.a. Disbursement with respect to any Stored Materials if such materials are stolen, lost or in any other manner misplaced, destroyed or rendered unusable or unavailable prior to the making of any Disbursement with respect thereto; or otherwise to. make any Disbursement on account of the cost of replacement thereof (unless such Disbursement is within the Budget or unless such Disbursement involves the release of insurance proceeds required to be released to the Company pursuant to the terms of the Pledge Agreement).

9.6.            Disbursements for Development Items within the Budget. Each Request for Disbursement for development items within the Budget shall comply with Section 9.2 of this Agreement and, to the extent applicable, any other provisions set forth in this Section 9.6.

9.6.1. Disbursements for Vehicles/Tangible Personal Property. Notwithstanding anything herein to the contrary and in addition to the requirements of Section 9.2 and Section 9.5 hereunder, in connection with any Disbursement hereunder for. the acquisition by the Company of (a) any tangible personal property, or (b) any buses, limousines or other moving vehicles, the Company shall, within five (5) days after the date of purchase, (x) provide TDF with a detailed list of all items purchased which shall include serial numbers, if applicable, and (y) promptly upon delivery to Puerto Rico execute and deliver, upon TDF's request, a security agreement, UCC-1 Financing Statement or UCC-3 financing statement, at its sole cost and expense, and cause such. security agreement, UCC-1 Financing Statement or UCC-3 financing statement to be properly filed for record in the Department of State, the corresponding Section of the Property Registry of Puerto Rico and/or the Department of Transportation and Public Works of Puerto Rico, as applicable.

9.6.2.           [Reserved]

9.6.3. Disbursements for Working Capital Deficits, Disbursements for Working Capital Deficits ("Working Capital Deficit Advances"), shall be made not more frequently,than quarterly. At any time after the end of a fiscal quarter of the Company the Company may deliver a Request for Disbursement to cover Working Capital Deficits for such fiscal quarter. Each Request for Disbursement shall be in accordance with the requirements of Section 9.2 of this Agreement and shall be accompanied by the financial statements for such fiscal quarter of the Company and a calculation of the amount of the Working Capital Deficit. In no event shall the aggregate amount of Disbursements for Working Capital Deficits exceed the amount specified in the Budget for the Working Capital Deficit Reserve. In addition, Working Capital Deficits may be funded from monies in the Excess Cash Flow Reserve, to the extent approved by TDF pursuant to Section 7.60.

9.6.4. Discretionary Disbursements for Cost Overruns. In the event of cost overruns in development items within the Budget, the Company may request, after application of funds within the contingency line item, that TDF allow the reallocation of the funds within the Line Item for Working Capital Reserve to the Line Items within the Budget in which such cost overruns have occurred, provided, however, the approval of such an allocation shall be within the reasonable discretion of TDF and may be conditioned upon reallocations from other Line Items, renegotiation of sums reflected in other Line Items, the deposit of additional funds or other security with TDF or such other conditions as TDF may reasonably determine to be appropriate, The Company acknowledges that TDF shall have no obligation to reallocate such funds from the Line Item for Working Capital Reserve and that the failure of TDF to agree to such a reallocation shall not affect in any way TDF's rights pursuant to this Agreement, including, without limitation, the right to refrain from authorizing any Requests for Disbursements until such time as an imbalance in the Loan has been corrected, or the right to declare a Default upon the failure of the Company to bring the Loan into balance in accordance with the terms of this Agreement.

9.7.           Disbursements after Default. At its option, TDF may, after the occurrence and during the continuance of a Default or an Event of Default, authorize or direct the Trustee to make all Disbursements for work performed or materials furnished directly to Trade Contractors or Prime Contractors, as the case may be, after giving notice to the Company as to each such Disbursement, by deposit in an appropriately designated special bank account and/or by check payable to the Person to whom a Disbursement is to be made, and the execution of this Agreement by the Company shall, and hereby does, constitute an irrevocable direction and authorization to so disburse the funds. No further direction or authorization from the Company shall be necessary or required for such direct Disbursements and all such Disbursements shall satisfy pro tanto the obligations of TDF hereunder and shall be secured by the applicable Security Documents as fully as if made to the Company, regardless of the disposition thereof by any Trade Contractor or Prime Contractor.

9.8.           Final Disbursement, The final Disbursement of the proceeds of the Loan shall be conditioned on, in addition to those items listed in this Agreement, TDF's receipt, prior to authorizing or directing the Trustee to make such Disbursement, of written assurance satisfactory to TDF from TDF's Consultant to the effect that Construction of the Improvements has been completed, and any necessary utilities have been finished and made available for use, in accordance with the Plans.

9.9           [Reserved]

9. 10.              Loan Balance. Anything in this Agreement contained to the contrary notwithstanding, it is expressly understood and agreed that the Loan shall at all times be in balance. The Loan shall be in balance when each Line Item is in balance, A Line Item shall be deemed to be in balance if the aggregate of the funds allocated to such Line Item, after provision for any reallocation then permissible pursuant to Section 9.11 below, is sufficient to pay the amounts contemplated within such Line Item, as estimated by TDF, including, without limitation, the payment of interest due with respect to the Loan through the date of Substantial Completion estimated by TDF's Consultant, The Company agrees that, if, (i) TDF reasonably determines that the Loan is not in balance, or (ii) TDF determines that the amount of the undisbursed Project Funds shall at any time be insufficient, and (iii) the insufficiency is not caused by an imbalance within the Budget, the Company shall, within ten (10) days of receipt of written notice from TDF, deposit with TDF cash or equivalent security or such other security as is acceptable to TDF in its sole and absolute discretion to eliminate such imbalance. Any funds deposited with TDF pursuant to this Section 9,10 on account of any deficiency may be applied by TDF or by the Trustee at the direction of TDF to pay costs of the Line Items as to which such projected or anticipated deficiencies exist before TDF shall direct or authorize the Trustee to disburse proceeds of the Loan to pay such costs,

9.11.           Reallocation. The Company may reallocate savings in any Line Item to any other Line Item, subject, in each case, to (i) proof that cost savings in a Line Item shall have actually been achieved based on the full and complete performance of all work performed or services or labor to be provided in connection with such Line Item or (ii) TDF's Consultant determination that such cost savings will be achieved and that such cost savings shall not have and will not result in any reduction in the quality for the economic viability of the Project.

9.12.           Allocation of Cost Savings. If after the final Disbursement pursuant to Section 9.8 of this Agreement TDF determines that (i) there has been a cost savings in a Line Item or Line Items, (ii) and there are no cost overruns in any other Line Item, the cost savings under a Line Item or Line Items shall be disbursed in accordance with the terms of the Trust Agreement, to the extent that the undisbursed Project Funds are Bond Proceeds, and to the Working Capital Reserve, to the extent that the undisbursed Project Funds are other than Bond Proceeds; provided, however, that, subject to the approval of TDF and (if the undisbursed funds are Bond Proceeds) the Issuer, such funds may be used for such capital improvements as shall be previously approved in writing by TDF and, if applicable, the Issuer,

9.13.            Disbursements for Amount Due. Notwithstanding anything in this Agreement which may be to the contrary, TDF shall at all times have the right, without regard to the Budget and the amount or classification of Line Items and by its own action, to authorize or direct the Trustee to advance funds for the purpose of paying interest and any other sums then due and payable to TDF with respect to the Operative Documents or this Agreement,

9.14.           TDF's Consultant. The Company acknowledges that TDF, pursuant to a separate agreement and at the Company's expense, has retained TDF's Consultant to review the Budget, the Plans and such other matters relating to the Construction of the Improvements as TDF shall request, and to furnish reports to TDF from time to time on the progress of Construction with each Request for Disbursement for Hard Costs and as otherwise requested by TDF. In order to enable TDF's Consultant to. complete its reports to TDF, the Company shall permit TDF's Consultant, at any reasonable time and as frequently as TDF shall require, (i) to inspect the Project and (ii) to inspect and review all documentation with respect thereto, including, without limitation, (x) all work changes, field orders and other modifications to the Plans or any contract or subcontract or which change the price, schedule or any other aspect of the Construction of the Improvements, (y) all Trade Contracts relating to the Construction of the Improvements and (z) such other information as TDF's Consultant shall request relating to (1) the Construction of the Improvements (including copies of receipts, invoices and other supporting documentation to substantiate the costs to be paid from the proceeds of any requested Disbursement) and/or (2) the state of the Company's claimed title to any materials, fixtures or articles incorporated or to be incorporated in the Project. The Company further agrees that TDF shall have the right to retain such other consultants and professionals at the Company's expense as it shall reasonably determine to be appropriate in connection with the Construction of the Improvements.

9.15.            Documentation to TDF. All documents required to be submitted to TDF as a condition of each Disbursement shall be furnished to TDF at its office referred to in Section 14.17 hereof, or to such other address or to the attention of such other Person as shall be designated in writing by TDF in a notice to the Company.

10.           CONDITIONS PRECEDENT TO MAKING HARD COST DISBURSEMENTS, TDF shall not be obligated to authorize or direct the Trustee to make a Disbursement for Hard Costs under the Budget unless, in addition to the conditions set forth in the Loan Agreement and in Section 9 hereof, the following conditions have been satisfied:

10.1.           [Reserved]

10.2.            Prime Contracts. As to the Phase of the Project for which the Company has submitted a Request for Disbursement for Hard Costs, (1) all Prime Contracts as to which the Request for Disbursement relates shall have been entered into, and (2) copies of all such Prime Contracts, and copies of all amendments thereto, together with Prime Contractor Consents and Agreements with respect to each such Prime Contract and Assignments of Contracts with respect to each such Prime Contract shall have been delivered to TDF. All Prime Contracts shall be in a form reasonably satisfactory to TDF.

10.3.           Major Trade Contracts, As to the Phase of the Project for which the Company has submitted a Request for Disbursement, (1) substantially all Major Trade Contracts shall have been entered into, and (2) copies of all Major Trade Contracts, and copies. of all amendments thereto, together with Major Trade Contractor Consents and Agreements with respect to each such Major Trade Contract and Assignments of Contracts with respect to each such Major Trade Contract, shall have been delivered to TDF.

10.4.            Construction Contracts. The Construction Contracts for the Phase of the Project for which the Company shall have submitted a Request for Disbursement shall be in full force and effect.

10.5.           [Reserved]

10.6.           Architect Agreements. Each Architect Agreement for the Phase of the Project for which the Company shall have submitted a Request for Disbursement shall be satisfactory to TDF in form and content.

10.7.           Plans. TDF's Consultant shall have approved the Plans for the Phase of the Project for which the Company has submitted a Request for Disbursement.

10.8.           Representations and Warranties. The representations and warranties made by the Company in Section 8 hereof and the representations. and warranties made by the Company in any other Operative Documents shall be true and correct in all material respects on and as of the date of such Disbursement with the same effect as if made on such date.

10.9.           Receipt of Documents by TDF. TDF shall have received and approved the following items and documents, duly executed and in recordable form where applicable, in each case in form. and substance satisfactory to TDF:

10.91.   payment of the Letter of Credit Fee which shall be due and payable on each Interest Payment Date, TDF's counsel fees and the fees of TDF's Consultant relating to the Project, as well as all other then outstanding out-of-pocket expenses of TDF relating to the Project, including, without limitation, any Appraisal, investigation or insurance fees or costs and the cost of the Environmental Report, to the extent any of the foregoing are then due and payable;

10.9.2.  the Financial Statements then in existence and required to be or to have been delivered pursuant to the terms of this Agreement;

10.9.3.   in the case of the first Disbursement for the Palm golf course refurbishment Phase of the Project, and in the case of the first Disbursement (after the Initial Disbursement) for the beach club house Phase of the Project (to the extent relevant given the advanced state of construction of the beach club house), advice from TDF's Consultant in form and content satisfactory to TDF, to the effect that (i) the Plans and associated design materials relating to such Phase of the Project have been reviewed and approved by TDF's Consultant and, to the extent required, by the Governmental Authorities (including, without limitation, ARPE and/or The Planning Board of Puerto Rico); (ii) the portion of the Improvements that correspond to the Plans for such Phase of the Project, when completed as shown on said Plans, will comply with applicable zoning and environmental protection ordinances and regulations; (iii) all public utilities necessary for the full utilization of the Improvements for their intended purposes are or will be available by the Date of Substantial Completion at or within the perimeter of the Property; (iv) the construction permit necessary for the Construction of such Phase of the Project shall have been obtained by the Company; and (v) the following are acceptable to TDF's Consultant: (A) the then current design of various systems, including, without limitation, architectural, structural, electrical, plumbing, heating, air conditioning and sprinkler systems, (B) the general conformity of then specified materials to overall Project quality objectives, (C) the contents of soil reports and coordination of foundation design of the Improvements, (D) the conformity of the scope and design set forth in the Plans to the description of the Improvements set forth in this Agreement and as otherwise presented to TDF, (E) the projected Date of Substantial Completion and the Construction Schedule, and (F) the value, scope and limiting conditions of the Construction Documents then in effect and/or Major Trade Contracts and Prime Contracts received for review;

10.9.4.  TDF's Consultant's Report;

10.9.5.  [Reserved];

10.9.6.  evidence that the insurance required pursuant to Section 7.22 hereof and the Pledge Agreement is in full force and effect and evidence of the payment of the premiums therefor;

10.9.7. evidence of errors and omissions insurance carried by the Architects and evidence of the maintenance of the insurance required to be maintained by each Prime Contractor under the Prime Contracts, in each instance, in the form of a certificate of insurance and representation of each such Architect and Prime Contractor contained within their respective requisitions for payment;

10.9.8 [Reserved.]

10.9.9. evidence satisfactory to TDF that the Company has paid all real estate taxes on, and assessments of, the Project which are due and payable and, if delinquent, all penalties and interest thereon;

10.9.10. a copy of the Construction Schedule;

10.9.11. to the extent not previously delivered, copies of the Project Documents and the other Operative Documents, each of which shall be certified by the Authorized Company Representative as true, correct and complete;

10.9.12.  a Request for Disbursement with respect to the Disbursement;

10.9.13. [Reserved]

10.9.14.  to the extent not previously delivered, copies of the Architect Agreements, certified by the Authorized Company Representative to be true, correct and complete; 10,9.15, an Architect's Consent and Agreement from the Architects;

10. 9.16.  an executed counterpart of all space leases (if any), certified by the Authorized Company Representative to be true, correct and complete, together with an executed notice to each tenant of the assignment thereof to TDF pursuant to the applicable Assignment of Rents;

10.9.17.  copies of the Plans for the applicable Phase of the Project (including all approved Material Work Changes) initialed to show the Company's approval, which are satisfactory to TDF;

10.9.18. an updated Appraisal of the Project, if any material change or circumstance occurs from the Date of Issuance that causes TDF to determine that such an update is reasonably appropriate;

10.9.19. an opinion of the Architect preparing or contributing to the Plans for the applicable Phase of the Project stating that the Construction of the Improvements is permitted under, and such Improvements, when Constructed in accordance with the Plans and occupied, shall be in material compliance with all applicable zoning ordinances, land use regulations and similar laws and governmental rules and regulations relating to the Property;

10.9.20. evidence satisfactory to TDF that the full amount of all prior Disbursements has been paid out by the Company or its contractors in accordance with this Agreement and that no Liens exist against the Project or the Improvements except those permitted pursuant to this Agreement; and

10.9.21. In the case of the first Disbursement for the Palm golf course refurbishment Phase of the Project, and in the case of the first Disbursement (after the Initial Disbursement) for the beach club house Phase of the Project (to the extent relevant given the advanced state of construction of the beach club house), copies of all Permits (or amendments or supplements thereto) not previously provided to TDF issued by all Government Authorities, evidencing the authorization of the Company. to commence and complete the Construction of the Improvements within such Phase, all of which shall be reasonably satisfactory to TDF and, additionally, TDF shall not have reason to conclude that other governmental approvals necessary for the operation of the Improvements within such Phase will not be obtainable at the time that the Improvements within such Phase are to be operated.

10.10.             No Condemnation,. No part of the Project shall have been condemned, or threatened with condemnation, or in the event of such condemnation, TDF shall have received condemnation proceeds sufficient, in the judgment of TDF, to effect the satisfactory restoration of the affected part of the Project in accordance with the Plans.

10.11.              No Default. No Default or Event of Default hereunder shall have occurred and be continuing and no default of any of the Company's obligations under any of the other Operative Documents shall have, occurred and be continuing.

11.            CONDITIONS PRECEDENT TO. DISBURSEMENTS FOR SOFT COSTS. TDF shall not be obligated to authorize or direct the Trustee to make any Disbursement for Soft Costs under the Budget, unless in addition to the conditions set forth in Section 9 hereof, the following conditions have been satisfied:

11.1. Conditions Satisfied. All conditions set forth in the following subsections of this Agreement have been satisfied:

Section 10.1                                  Subsection 10.9.11
Subsection 10.9.1                        Subsection 10.9.12
Subsection 10.9.2                        Subsection 10.9.13
Subsection 10.9.6                        Subsection 10.9.16
Subsection 10.9.9                        Subsection 10,9.20
Section 10.11                                Subsection 10.10

11.1.1. The representations and warranties made by the Company in Section 8 hereof, and the representations and warranties made by the Company in any other Operative Documents shall be true and correct in all material respects on and as of the date of such Disbursement with the same effect as if made on such date,

11.2. Receipt of Documents by TDF, TDF shall have received the TDF's Consultant's Report (as it relates to Soft Costs) , dated the date of the requested Disbursement, together with a revised and updated Budget.

11.2.1. TDF shall have received invoices and bills evidencing that such Soft Costs are due and payable.

12.           EVENTS OF DEFAULT.

12.1.           Events of Default.  It shall be deemed an-Event of Default if any of the following events shall occur and be continuing, unless such event has been previously consented to in writing by TDF:

12.1.1.  any amount payable hereunder (including, without limitation, under Section 2 or Section 3.1) shall not be paid when due; or

12.1.2. any representation, warranty or other statement made or deemed to have been made by the Company under or in connection with this Agreement, any other Operative Document or any document, instrument or certificate executed or delivered in connection herewith or therewith shall prove- to have been incorrect or misleading in any material respect  when made or deemed to have been made, and such incorrect or misleading representation, warranty or other statement is material taking into consideration the Company as a whole and the nature of the transactions contemplated hereby (including the collateral therefor and the limited sources of payment for the obligations hereunder from sources other than the Company); or

12.1.3. the Company or PDMPI shall fail to perform or observe any term, covenant or agreement on its part to perform or observe contained in this.Agreement or in any other Operative Document to which they are a party (in any such cases, other than as elsewhere specifically addressed in this Section 12) and (A) with respect to any such term, covenant or agreement contained herein, any such failure shall remain unremedied for ten (10) days in the case of a default which can be cured by the payment of a sum of money and for thirty (30) days after notice, in the case of a default which cannot be cured by payment of a sum of money and (B) with respect to any such term, covenant, or agreement contained in any of the other Operative Documents, any such failure shall remain unremedied after any applicable grace period specified in such Operative Document; provided, however, that if such failure with respect to any term, covenant or agreement contained within this Agreement or in any of the other Operative Documents is of a nature such that it cannot be cured by the payment of money and if such failure requires work to be performed, acts to be done or conditions to be removed which cannot by their nature, with due diligence, be performed, done or removed, as the case may be, within such 30-day period or within the grace period specified in such other Operative Document and such default is capable of cure by the Company, or PDMPI, as applicable, and the Company or PDMPI, as applicable, shall have commenced to cure such failure within such 30-day period or within the grace period specified in such other Operative Document, such period shall be deemed extended for so long as shall be required by the Company or PDMPI, as applicable, in the exercise of due diligence to cure such failure; or

12.1.4.  the Company shall fail to perform or observe its covenants in Section 7.7 hereof and the same shall, anything herein to the contrary notwithstanding, not be cured or waived within ten (10) days after notice; or

12.1.5. there shall have been asserted in writing by or on behalf of the Company that any material provision of this Agreement is not valid and binding on the Company, or declaration shall have been sought by or on behalf of the Company that any such provision is null and void, or there shall have been commenced by or on behalf of the Company a proceeding to contest the validity or enforceability thereof, or there shall have been a denial by or on behalf of the Company that it has any further liability or obligation under this Agreement; or

12.1.6. the Company (A) shall suffer or permit to be entered a decree or order of a court or agency or supervisory authority having jurisdiction determining it to be insolvent or providing for the appointment of a conservator, receiver, liquidator, trustee or any similar person appointed in connection with any insolvency, readjustment of debt, marshaling of assets and liabilities, bankruptcy, reorganization or similar proceedings of or relating to it or of or relating to all, or substantially all, of its property, or for the winding-up or liquidation of its affairs or (B) shall suffer or permit to the instituted proceedings under any law relating to bankruptcy, insolvency or the reorganization or relief of debtors to be instituted against it, and such proceedings remain undismissed or pending and unstayed for a period of 90 days; or

12.1.7. the Company shall (A) consent to the appointment of a conservator, receiver, trustee, liquidator or custodian in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings of or relating to all, or substantially all, of its property or for the winding-up or liquidation of its affairs, (B) admit in-writing its inability to pay its debts generally as they become due, (C) file a petition, or otherwise institute, or consent to the institution against it of, proceedings to take advantage of any law relating to bankruptcy, insolvency or reorganization or the relief of debtors, (D) make an assignment for the benefit of its creditors or (E) generally fail to pay its debts as they become due; or

12. 1.8. the rendering of a final and unappealable judgment(s) for the payment of money against the Company in excess of $62,000 in the aggregate and the continuance of any such judgment(s) unsatisfied and without stay of execution thereon for a period of 90 days after the entry of such judgment(s), or the continuance of such judgment(s) unsatisfied for a period of 30 days after the termination of any stay of execution thereon entered within such first mentioned 90 days, or

12.1.9. there shall have occurred a Change of Control.

12.2.           TDF Remedies. If an Event of Default shall have occurred then, and in such event at any time thereafter if such Event of Default is continuing, TDF may, in its discretion;

12.2.1. by notice to the Company declare all amounts payable hereunder or under any Operative Document to be immediately due and payable, whereupon the same shall become immediately due and payable without demand, presentment, protest or further notice if any kind, all of which are hereby expressly waived by the Company; and/or

12.2.2. exercise all or any of its rights and remedies under or in respect of the Operative Documents (including, without limitation, its rights and remedies under the Security Documents and any indemnity); and/or

12.2.3. by notice to the Trustee and the Issuer, require the Trustee to accelerate payment of all Bonds and interest accrued thereon; and/or

12.2.4. in the event that TDF or TDF's designees or assignees undertake to complete the Project, TDF or its designees or assignees shall have the right to cause the Bond Proceeds to be disbursed on the same terms and conditions as if TDF or such designees or assignees of TDF were the Company; and/or

12.2.5. exercise any or all other rights and remedies existing at law or in equity or by statute including, without limitation, the rights and remedies of a secured creditor under the laws of the Commonwealth of Puerto Rico.

12.3.           TDF's Right to Stop Disbursing Funds. In addition to any other rights and remedies TDF may have pursuant to the other Operative Documents, or as provided by law, and without limitation thereof, if any Default or any Event of Default shall occur, then TDF shall not be obligated to instruct the Trustee to make any further Disbursements until such Default or Event of Default is remedied; provided, however, TDF may instruct the Trustee to make any Disbursements while such Default or Event of Default shall exist without thereby waiving the right to demand payment of the indebtedness and to exercise its rights and remedies pursuant to any one or more of the Security Documents and/or exercise any other remedies available to TDF pursuant. to the other Operative Documents or as provided by law, and without becoming liable to instruct the Trustee to make any other or further advance or Disbursement.

12.4           TDF's Right to Complete. Upon the happening of any Event of Default, TDF may, in addition to any other remedies which TDF may have under this Agreement, the other Operative Documents or pursuant to law, enter upon the Project and into possession of the Project and Construct and complete the Construction of the Improvements substantially in accordance with the Plans, with such changes therein as TDF may from time to time deem appropriate (provided that TDF may not change the scope of the Project in any material respect without the consent of the Company), all at the sole risk, cost and expense of the Company. TDF shall have the right, at any and all times, to discontinue any work commenced by TDF with respect to the Project or to change any course of action undertaken by it and shall not be bound by any limitations or requirements of time whether set forth herein or otherwise. TDF shall have the right and power (but shall not be obligated) to assume any construction contract made by or on behalf of the Company in any way relating to the Project and to take over and use all or any part or parts of the labor, materials, supplies and equipment contracted for, by or on behalf of the Company, whether or not previously incorporated into the Project, all in the sole and absolute discretion of TDF. In connection with any portion of the Project undertaken by TDF pursuant to the provisions of this Section 12.4, TDF may (i) engage builders, contractors, architects, engineers, inspectors and others for the purpose of furnishing labor, materials, equipment and fixtures in connection with the Project, (ii) pay, settle or compromise all bills or claims which may become Liens against the Project, or which have been or may be incurred in any manner in connection with the Construction and Substantial Completion or for the discharge of Liens, encumbrances or defects in the title of the Project and (iii) take such other action (including, without limitation, the employment of watchmen to protect the Project) or refrain from acting under this Agreement as TDF may in its sole and absolute discretion from time to time determine without any limitation whatsoever, The Company shall be liable to TDF for all sums paid or incurred for the Project whether the same shall be paid or incurred pursuant to the provisions of this Section 12.4 otherwise, and all payments made or liabilities incurred by TDF under this Section 12.4 of any kind whatsoever shall be paid by the Company to TDF upon demand with interest at the Prime Rate plus 3% per annum to the date of payment to TDF, and all of the foregoing sums, including such interest at the Prime Rate plus 3% per annum, shall be deemed and shall constitute advances under the Loan Agreement and be evidenced by the Note and secured by the Security Documents. Upon the occurrence of any Event of Default, the rights, powers and privileges provided in this Section 12.4 and all other remedies available to TDF under this Agreement and the other Operative Documents or by statute or by rule of law may be exercised by TDF at any time and from time to time whether or not the indebtedness evidenced and secured by the Note and the Security Documents shall be due and payable, and whether or not TDF shall have instituted any foreclosure or other action for the enforcement of any of the Mortgage, the Pledge Agreement or the Note. The Company hereby assigns and quitclaim to TDF all sums advanced pursuant to this Section 12.4, and all sums held by TDF for the account of the Company, whether in escrow accounts or otherwise, and all other forms of security delivered by the Company as additional security (a security interest therein being granted hereby to TDF) for the repayment of the Loan, all of which security may be utilized by TDF for the purposes set forth in this Section 12.4 or applied against the indebtedness evidenced by the Note as TDF, in its sole and absolute discretion, shall determine.

12.5           No Liability of TDF. Whether or not TDF elects to employ any or all of the remedies available to it upon the occurrence of an Event of Default, TDF shall not be liable for the Construction of or failure to Construct, complete or protect the Project or for payment of any expenses incurred in connection with the exercise of any remedy available to TDF or for the performance or non-performance of any other obligation of the Company,

12.6           Termination of Agreement, If for any reason whatsoever the outstanding principal amount of the Loan, together with all interest and other indebtedness due and payable in connection therewith and all amounts due or payable hereunder have been paid in full, and the Letter of Credit shall have been finally and irrevocably terminated, not being subject to reinstatement under any circumstances the parties hereto shall be released and discharged from all of their obligations hereunder except for those obligations that expressly survive the termination hereof. Upon such termination any Project Funds and any other moneys belonging to the Company and held by TDF shall be paid over to the Company.

12.7           Remedies Not Exclusive. No remedy herein conferred or reserved is intended to be exclusive of any other available remedy or remedies, but each and every such remedy shall be cumulative and shall be in addition to every other remedy given under this Agreement. or any other Operative Document or now or hereafter existing at law or in equity or by statute, No delay or omission to exercise any right or power accruing upon any default, omission or failure of performance hereunder shall impair any such right or power or shall be construed to be a waiver thereof, but any such right or power may be exercised from time to time and as often as may be deemed expedient. In order to exercise any remedy reserved to TDF in this Agreement, it shall not be necessary to give any notice, other than such notice as may be herein expressly required, In the event any provision contained in this Agreement should be breached by any party and thereafter duly waived by the other party so empowered to act, such waiver shall be limited to the particular breach so waived and shall not be deemed to waive any other breach hereunder. No waiver, amendment, release or modification of this Agreement shall be established by conduct, custom or course of dealing, but solely by an instrument in writing duly executed by the parties thereunto duly authorized by this Agreement.

13.           NATURE OF TDF'S DUTIES.

13.1            The Company hereby assumes all risks of the acts, omissions or misuse of the Letter of Credit by the Trustee or any beneficiary or transferee of the Letter of Credit. Neither TDF nor any of its officers or directors shall be responsible for (i) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document, or any endorsements thereon, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate fraudulent or forged, (ii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign the Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason, (iii) the failure of the Trustee or any beneficiary or transferee of the Letter of Credit to comply fully with conditions required in order to draw upon the Letter of Credit, (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, telecopier or otherwise, whether or not they be in cipher, (v) errors in interpretation of technical terms, (vi) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under the Letter of Credit or of the proceeds thereof, (vii) any consequences arising from causes beyond the control of TDF, (viii) payment by TDF against presentation of documents which do not comply with the terms of the Letter of Credit, including failure of any documents to bear any reference or adequate reference to the Letter of Credit or (ix) any other circumstances whatsoever in making or failing to make payment under the Letter of Credit; provided, however, that TDF shall be responsible for any of the above occurrences to the extent that they arise solely as a result of the negligence or malfeasance of TDF, In furtherance and extension and not in limitation of the foregoing, TDF may accept documents that appear on their face to be in order, without responsibility for further investigation. None of the above shall affect, impair, or prevent the vesting of any of TDF's rights or powers hereunder.

14.           MISCELLANEOUS.

14.1.           Amendments and Consents. This Agreement may only be amended by an instrument in writing signed by all of the parties hereto, provided that the Company may take any action herein prohibited, or omit to perform any act herein required to be performed by it, if the Company shall obtain the prior written consent of TDF. No course of dealing between the Company and TDF, nor any delay in exercising any rights hereunder shall operate as a waiver of any rights of TDF hereunder,

14.2.           Survival of Representations and Warranties, All representations and warranties contained herein or made in writing by the Company in connection herewith shall survive the execution and delivery of this Agreement, regardless of any investigation made by TDF or on its behalf,

14.3.           Expenses, The Company agrees to pay promptly all reasonable costs and expenses in connection with the preparation, negotiation, issuance, execution, delivery, filing, recording and administration of the Letter of Credit, this Agreement, the other Operative Documents, the Bonds and any other document which may be delivered in connection with this Agreement, including, without limitation, all engineers', architects' and investigators' fees, the fees and expenses of TDF's counsel, TDF's Consultant, insurance consultant and any services selected by TDF, each with respect to the transactions contemplated by this Agreement, and all costs and expenses (including counsel fees and expenses) in connection with (i) the transfer, drawing upon, change in terms, maintenance, renewal or cancellation of the Letter of Credit, (ii) any and all amounts which TDF has paid relative to TDF's curing of any Event of Default resulting from the acts or omissions of the Company under this Agreement, any other of the Operative Documents or the Bonds, (iii) the enforcement of this Agreement or any other of the Operative Documents, (iv) any action or proceeding relating to a court order, injunction, or other process or decree restraining or seeking to restrain TDF from paying any amount under the Letter of Credit, (v) obtaining and reviewing appraisals and the engineering and environmental reports relating to the Project and (vi) survey costs and title insurance costs. In addition, the Company shall pay any and all stamp and other taxes and fees payable or determined to be payable in connection with the execution, delivery, filing and recording of the Letter of Credit, this Agreement, any other of the Operative Documents or the Bonds, or any other document which may be delivered in connection with this Agreement, and agrees to save TDF harmless from and against any and all liabilities with respect to or resulting from any delay in paying or omitting to pay such taxes and fees. All costs and expenses described in this Section 14.3 shall be in addition to the Letter of Credit Fee.

14.4.           No Approval of Work, No Disbursement authorized hereunder shall constitute an approval or acceptance by TDF of the work theretofore done in connection with the Project. or a waiver of any of the conditions of TDF's obligation to make or authorize further Disbursements, nor, in the event the Company is unable to satisfy any such condition, shall any such failure to insist upon compliance have the effect of precluding TDF from thereafter declaring such inability to be an Event of Default as herein provided, it being agreed that any Disbursement made or authorized by TDF in the absence of strict compliance with any or all of the conditions of TDF's obligation to make or authorize such Disbursement shall be deemed to have been made pursuant to this Agreement and not in modification of the terms hereof, unless TDF has specifically waived any such condition or approved a deviation therefrom.

14.5.           TDF's Review. Inspection and approvals of the Plans, the Project and the workmanship and materials used therein shall impose no responsibility or liability of any nature whatsoever on TDF and no person shall, under any circumstances, be entitled to rely upon such inspections and approvals by TDF for any reason. Approvals granted by TDF for any matters covered under this Agreement shall be narrowly construed to cover only the parties and facts identified in any such approval.

14.6.           TDF Sole Beneficiary. All terms, provisions, covenants and other conditions of the obligations of TDF to authorize Disbursements hereunder are imposed and all trust funds hereunder are held solely and exclusively for the benefit of TDF and its successors and assigns, and no other Person shall have standing to require satisfaction of such terms, covenants and other conditions in accordance with their terms or to be entitled to assume that TDF will refuse to authorize Disbursements or be entitled to require any particular application of such trust funds. No person, other than TDF, its successors and assigns and any Person to whom TDF shall have granted a participation pursuant to Section 14.14 herein shall, under any circumstances, be deemed to be a beneficiary of the terms, covenants and other conditions of this Agreement, any or all of which may be freely waived, in whole or in part, by TDF at any time if, in TDF's sole discretion, TDF deems it advisable or desirable to do so, and no Person, other than said parties, shall have any right, remedy or claim under or by reason of this Agreement.

14.7.            Contractors, Except as provided by law, no contractors or subcontractors dealing with the Company shall be, nor shall any of them be deemed to be, third party beneficiaries of this Agreement, but each shall be deemed to have agreed (i) that they shall look to the Company as their sole source of recovery if not paid and (ii) except as otherwise agreed to in writing between TDF and the contractor(s) or subcontractor(s) in question, that they may not claim against TDF under any circumstances.

14.8.           Entire Agreement. This Agreement and the other Operative Documents embody the entire agreement and understanding between the parties with respect to matters set forth herein and supersede and cancel all prior loan applications, expressions of interest, commitments, agreements and understandings, whether oral or written, relating to the subject matter hereof.

14.9.           Further Assurances. The Company hereby agrees promptly to execute and deliver such additional agreements and instruments and promptly to take such additional action as TDF may at any time and from time to time reasonably request in order for TDF to obtain the full benefits and rights granted or purported to be granted by this Agreement.

14.10.             No Waiver; Cumulative Remedies. No failure or delay on the part of TDF in exercising any right, power or remedy hereunder or under or in connection with this Agreement or the other Operative Documents or to insist upon the strict performance of any term of this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise or any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy under or in connection with this Agreement or the other Operative Documents, The remedies in this Agreement or the other Operative Documents herein are cumulative and not exclusive of any remedies provided by law.

14.11.             Singular/Plural, Whenever appropriate herein or required by the context or circumstances, the masculine shall be construed as the feminine and/or the neuter, the singular as the plural, and vice versa,

14.12.              No Joint Venture, The Company is not and shall not be deemed to be a joint venturer with, or an agent of, TDF for any purpose. Prior to any Default or Event of Default by the Company under this Agreement and TDF's exercise of the remedies granted herein, TDF shall not be deemed to be in privity of contract with any contractor or provider of services with respect to the Construction of the Improvements.

14.13.              Incorporation by Reference. The Company agrees that until this Agreement is terminated by the repayment to the Issuer of all principal and interest due and owing on the Bonds and other sums due and owing pursuant to the Operative Documents, the Note and the other Operative Documents shall be made subject to all the terms, covenants, conditions, obligations, stipulations and agreements contained in this Agreement to the same extent and effect as if fully set forth in and made part of the Note and the other Operative Documents. In the event of a conflict between any of the Operative Documents and the provisions of this Agreement, this Agreement shall be controlling.

14.14.             Binding Effect; Assignment. This Agreement is a continuing obligation and shall (i) be binding upon the Company and its permitted successors and assigns and (ii) inure to the benefit of and be enforceable by TDF and its successors, transferees and assigns; provided that the Company may not assign all or any part of this Agreement without the prior written consent of TDF. Any permitted assignment of this Agreement by the Company shall be conditioned upon the assignee executing and delivering to TDF, Issuer and the Trustee a certificate which shall be in a form reasonably satisfactory to TDF, Issuer and the Trustee, pursuant to which the assignee shall expressly assume, and agree to pay and to perform, all of the obligations of the Company under this Agreement. TDF may assign, negotiate, pledge or otherwise hypothecate all or any portion of this Agreement, or grant participations herein, in the Letter of Credit, and in TDF's other rights or security hereunder, including, without limitation, the instruments securing the Company's obligations hereunder or under any Operative Document. In the event of an assignment of all, of TDF's rights and obligations hereunder and under the Letter of Credit, the Company shall at the request of TDF execute such documents as shall be necessary or convenient to evidence such assignment, the substitution of TDF by the assignee, and the release of TDF of its obligations hereunder; provided that such assignment may not impose additional material obligations on the Company without the Company's previous written consent. No such assignment or participations by TDF, however, will relieve TDF of its obligations under the Letter of Credit unless consented to by the Trustee in accordance with the Trust Agreement. All documentation, financial statements, appraisals, and other data, or copies thereof, relevant to the Company, may be reviewed and retained by any such assignee, prospective assignee, participant or prospective participant so long as such entities agree to retain such documentation, statements and appraisals confidential and not release them to the public.

14.15.             Bank Accounts, The Company shall maintain its operating account(s) with such institutions during the term of this Agreement as the Company may elect provided the Company shall provide TDF with written notice of all such institutions.

14.16.             Publicity. TDF may, at its option, announce and publicize the source of the Letter of Credit contemplated by this Agreement, by means and media selected by TDF. TDF agrees to promptly notify Company of same.. TDF, at its option, may deliver at the Property a sign for display indicating that TDF is providing the Letter of Credit for the Project. If such a sign is provided by TDF, Company agrees, subject to applicable zoning and other restrictions, to (i) provide a prominent and suitable location for the display of this sign; (ii) cause the sign to be displayed in such place by suitably affixing the sign to a structure on the site at Company's cost; and (iii) maintain the display of such sign until Substantial Completion.

14.17.              Notices. All notices, certificates, demands and other communications provided for herein shall be in writing and mailed (registered or certified mail, return receipt requested, and postage prepaid), hand-delivered, with signed receipt, or sent by nationally recognized overnight courier, if to TDF, to its address at c/o Government Development Bank of Puerto Rico, Minillas Government Center, De Diego Avenue, Stop 22, San Juan, Puerto Rico 00940-1089, Attention: General Counsel, and a separate copy to the same address Attention: Executive Director, with a copy similarly delivered to O'Neill & Borges, 250 Munoz Rivera Avenue, San Juan, Puerto Rico 00918, Attention: Julio Pietrantoni, Esq.; if to the Company, to its address at Palmas Country Club, Inc., P.O, Box 2020, Humacao, Puerto Rico 00792-2020, Attention: President, with copies similarly delivered to Palmas Country Club, Inc., 5847 San Felipe, Suite 2600, Houston, Texas 77057, Attention: General Counsel, and to McConnell Valdes, 270 Munoz Rivera Avenue, Hato Rey, Puerto Rico 00918, Attention: Harry O. Cook, Esq,; or in each case to such other address or to the attention of such other person with respect to any party as such party shall notify the other parties in writing, All such notices, certificates, demands and other communications shall be effective when received at the address specified as aforesaid.

14. 18.             Satisfaction. If any agreement, certificate or other writing, or any action taken or to be taken, is by the terms of this Agreement required to be satisfactory to TDF, the determination of such satisfaction shall be made by TDF in its sole and exclusive judgment, reasonably exercised.

14.19.             Governing Law_ and Consent to Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the laws of the Commonwealth of Puerto Rico. The Company irrevocably (i) agrees that any suit, action or other legal proceeding arising out of or relating to this Agreement, the other Operative Documents or such other documents which may be delivered in connection with this Agreement or the other Operative Documents may be brought in the City of San Juan and the Commonwealth of Puerto Rico or in the Courts of the United States of America located in the District of Puerto Rico (ii) consents to the jurisdiction of each such court in any such suit, action or proceeding and (iii) waives any objection which it may have to the laying of venue of any such suit, action or proceeding in any of such courts and any claim that any such suit, action or proceeding has been brought in any inconvenient forum. The Company irrevocably consents to the service of any and all process in any such suit, action or proceeding by service of copies of such process to the Company at its address provided in Section 14.17 hereof. In addition to any method of service of process provided for under applicable laws, all service of process under this Section 14.19 may be made by certified or registered mail, return receipt requested, directed to the Company at the address set forth in Section 14,17 hereof, and service so made shall be complete five days after the same shall have been so mailed, Nothing in this Section 14.19 shall affect the right of TDF to serve legal process in any other manner permitted by law or affect the right of TDF to bring any suit, action or proceeding against the Company or its property in the courts of any other jurisdictions.

14.20.              [Reserved.]

14.21.              Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart.

14.22.              Defined Instruments. All of the agreements or instruments defined in this Agreement shall mean such agreements or instruments as the same may, from time to time, be supplemented or amended or the terms thereof waived or modified to the extent permitted by, and in accordance with, the terms thereof and of this Agreement.

14.23.             Accounting Terms and Determinations. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared, in accordance with generally accepted accounting principles as in effect from time to time, applied on a basis consistent with the most recent audited financial statements of the Company and delivered to TDF.

14.24.             Lawful Interest. Nothing contained in this Agreement or in any other Operative Document shall be construed to permit TDF to receive, at any time, interest, fees or other charges in excess of the amounts which TDF is legally entitled to charge and receive under any law to which such interest, fees or charges are subject, In no contingency or event whatsoever shall the compensation payable to TDF by the Company, howsoever characterized or computed, hereunder, or under any law to which such compensation is subject. There is no intention that TDF shall contract for, charge or receive compensation in excess of the highest lawful rate, and, in the event it should be determined that TDF has contracted for any rate of interest in excess of the highest lawful rate, then ipso facto such rate shall be reduced to the highest lawful rate so that no amounts shall be charged which are in excess thereof, and, in the event it should be determined that any excess over such highest lawful rate has been charged or received, TDF shall promptly refund such excess to the Company.

14.25.             Consents; Approvals. Wherever in this Agreement the consent or approval of TDF shall be required, unless specifically provided to the contrary, such consent or approval shall not be unreasonably withheld. TDF further agrees it shall not unreasonably delay its withholding or granting of such consent or approval.

14.26.              Severability. Any provision of this Agreement which is unenforceable, prohibited or not authorized in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition, unenforceability or non-authorization without invalidating the remaining provisions hereof or affecting the validity, enforceability or legality of such provision in any other jurisdiction..

14.27.             Headings. Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

14.28.             Reliance by TDF. TDF may but shall be under no obligation to rely upon the advice of its legal counsel and of TDF's Consultant, as well as of all other parties whose advice it obtains in connection with all decisions made by TDF in connection with any matters discussed herein, provided TDF's decision to seek and rely upon the advice of its counsel, TDF's Consultant and other parties shall not extend any time periods provided to TDF herein within which to make a decision required to be made hereunder.

14.29.             Waiver of Jury Trial, The parties hereto do hereby mutually and willingly waive the right to a trial by jury of any and all claims made among them whether now existing or arising in the future, including without limitation, any and all claims, defenses, counterclaims, cross claims, third party claims and intervener's claims whether arising from or related to the negotiation, execution and performance of the transaction to which this document relates.

14.30.             Review of Work Completed Prior to Date Hereof. TDF's Consultant shall review the work performed prior to the date hereof relating to the Project. The Company agrees to correct any material defects in such work identified by TDF's Consultant.

IN WITNESS WHEREOF, the parties hereto have caused this Letter of Credit and Reimbursement Agreement to be duly executed and delivered by their respective duly authorized officers as of the day and year first above written.

PALMAS COUNTRY CLUB, INC.

By:	/s/ Jaime Morgan Stubbe
                                                Jaime Morgan Stubbe
                                President

PUERTO RICO TOURISM DEVELOPMENT FUND

By:	/s/ Fernando Aguiar
                                                 Fernando Aguiar
                                     Executive Director